UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 9:30 a.m., Central Time, on April 26, 2018, at New Orleans Marriott Metairie at Lakeway, 3838 North Causeway Boulevard, Metairie, Louisiana 70002. Thank you for your ongoing support of USA Technologies, Inc.

In connection with the Annual Meeting, enclosed herewith is the proxy statement and a proxy card. Please give this information your careful attention. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote on the Internet or by telephone. If you are a holder of record, you may also vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed, postage-paid envelope furnished for that purpose. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy, whether by Internet, telephone, or mail, which will be superseded by the vote you cast at the Annual Meeting.

I look forward to seeing you at the Annual Meeting. In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2018

To our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 9:30 a.m., Central Time, on April 26, 2018, at New Orleans Marriott Metairie at Lakeway, 3838 North Causeway Boulevard, Metairie, Louisiana 70002, for the following purposes:

1.	The election of seven directors to serve until the 2019 Annual Meeting of Shareholders;
2.	To act upon a proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for fiscal year 2018;
3.	To act upon a proposal to approve the USA Technologies, Inc. 2018 Equity Incentive Plan;
4.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

The Board of Directors has fixed the close of business on February 28, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments and postponements thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the Internet or telephone or by completing and returning by mail the enclosed proxy card. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you so desire, as your proxy is revocable at your option.

In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, if your shares are registered directly in your name with the Company’s transfer agent, your name will be verified against the list of shareholders. If your shares are not registered directly in your name with the Company’s transfer agent, you must provide proof of beneficial ownership, such as your account statement reflecting ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

We have enclosed a copy of the Company’s Annual Report on Form 10-K for the 2017 fiscal year with this notice and proxy statement.

By Order of the Board of Directors,

/s/Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2018

The proxy statement, form of proxy card, and annual report on Form 10-K of USA Technologies, Inc. are available at:
http://www.astproxyportal.com/ast/14591

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
April 26, 2018

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 9:30 a.m., Central Time, on April 26, 2018, at New Orleans Marriott Metairie at Lakeway, 3838 North Causeway Boulevard, Metairie, Louisiana 70002.

PROXY STATEMENT QUESTIONS AND ANSWERS

 Why have I been furnished with this proxy statement?

This proxy statement is first being mailed to shareholders on or about April 2, 2018. You have been furnished with this proxy statement because you owned shares of Common Stock, no par value (“Common Stock”), or Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”), of the Company at the close of business on February 28, 2018, the record date for the Annual Meeting. Our Board of Directors has delivered printed versions of these materials to you by mail in connection with the Board’s solicitation of proxies on behalf of the Company for use at our Annual Meeting.

 What will I be voting on?

 You will be voting on:

1.
The election of Steven D. Barnhart, Joel Brooks, Stephen P. Herbert, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch to serve as directors until the 2019 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for fiscal year 2018;
3.	To act upon a proposal to approve the USA Technologies, Inc. 2018 Equity Incentive Plan;
4.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
5.	Such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

Could other matters be voted on at the Annual Meeting?

As of April 2, 2018, the items listed in 1 through 4 in the preceding question are the only matters that the Board intends to present at the Annual Meeting. If any other matters are properly presented for action, the persons named in the form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of the Company.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Board’s director nominees identified in Item 1, and for Items 2, 3 and 4.

How can I obtain directions to attend the Annual Meeting and vote in person?

The New Orleans Marriott Metairie at Lakeway, where the Annual Meeting will be held, is located at 3838 North Causeway Boulevard, Metairie, Louisiana 70002. You may obtain directions to the venue by contacting The New Orleans Marriott Metairie at Lakeway at (504)836-5253 or by accessing their website at http://www.marriott.com/hotels/maps/travel/msymm-new-orleans-marriott-metairie-at-lakeway/, and clicking on the “Map” link.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. Such solicitation may also be made on behalf of the Company by the Company’s directors, officers or employees in person or by telephone, facsimile transmission or email. Employees, officers or directors will not receive any additional compensation for these solicitation activities.

Where can I access an electronic copy of the proxy statement and Annual Report on Form 10-K for the year ended June 30, 2017?

You may access an electronic copy of the proxy statement, form of proxy card, and the Annual Report on Form 10-K for the year ended June 30, 2017 at: http://www.astproxyportal.com/ast/14591.

Who is entitled to vote at or attend the Annual Meeting?

Only holders of Common Stock or Series A Preferred Stock of record at the close of business on February 28, 2018 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. The number of votes to which each share of Series A Preferred Stock is entitled is equal to the votes attributable to that number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. On February 28, 2018, the record date for the Annual Meeting, the Company had issued and outstanding 53,644,045 shares of Common Stock and 445,063 shares of Series A Preferred Stock.

Shareholders of Record. If, on the record date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, your name will be verified against the list of shareholders as of the record date. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Beneficial Owners. If, on the record date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Annual Meeting. In order to be admitted to the Annual Meeting, you must present a government-issued photo identification. In addition, you must provide proof of beneficial ownership as of the record date, such as your account statement reflecting ownership as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote either in person at the Annual Meeting or by proxy.

-- At the Annual Meeting. Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

-- By Proxy. To vote by proxy, you must select one of the following options:

1.	Vote on the Internet:

●	Access www.voteproxy.com.

●	Have the proxy card in hand.

●	Follow the instructions provided on the website or scan the QR code with your smartphone.

●	Submit the electronic proxy by 11:59 p.m., Central Time, on April 25, 2018.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

2.	Vote by telephone:

●	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone.

●	Have the proxy card in hand.

●	Follow the instructions provided by the recorded message.

●	Transmit the telephone proxy by 11:59 p.m., Central Time, on April 25, 2018.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

3.	Complete the enclosed proxy card:

●	Complete all of the required information on the proxy card.

●	Date and sign the proxy card.

●	Return the proxy card in the postage-paid envelope provided as soon as possible.

●	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the enclosed proxy card. You may also log on or call the toll-free telephone number to change your vote.

Can I change my vote or revoke my proxy?

Yes. Whether you vote by Internet, or by telephone, or submit a proxy card with your voting instructions, you may revoke or change your vote by:

●	casting a new vote on the Internet or telephone;

●	submitting another written proxy with a later date;

●	sending a written notice of the change in your voting instructions to the Secretary of the Company if received the day before the Annual Meeting;

●	if you are a beneficial owner, by following the instructions sent to you by your broker, bank or other agent; or

●	voting in person at the Annual Meeting. Please note that your mere attendance at the Annual Meeting will not revoke a proxy.

How are votes counted?

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted for the seven nominees for directors listed in Item 1 referred to in the Notice of Annual Meeting, and in favor of the adoption of the proposals in Items 2, 3, and 4. If you grant a proxy, either of the individuals named as proxy holders, Stephen P. Herbert and Douglas M. Lurio, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The judge of election designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What securities are entitled to vote at the Annual Meeting?

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Each share of Series A Preferred Stock issued and outstanding on the record date is entitled to 0.1940 of a vote on each matter presented at the Annual Meeting, with any fractional vote being rounded to the nearest whole number. The number of votes to which each share of Series A Preferred Stock is entitled is equal to the votes attributable to that number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. As of the record date, 53,644,045 shares of Common Stock were issued and outstanding and 445,063 shares of Series A Preferred Stock were issued and outstanding.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld from director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum. The holders of the Common Stock and Series A Preferred Stock vote together, and not as separate classes. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

How is each proposal to be adopted at the Annual Meeting?

If a quorum is present, the votes required for the election of the seven nominees for directors and for the three other proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

•	Item 1: The seven nominees for directors receiving the highest number of votes will be elected directors. Broker non-votes will not have any effect on the election of directors.

•
Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to ratify the selection of our independent auditors. Abstentions will have the same effect as votes against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

•
Item 3: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the 2018 Equity Incentive Plan. Abstentions will have the same effect as votes against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

•
Item 4: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

What is a broker non-vote?

Broker non-votes refer to shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting, but they will be counted as present for purposes of determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of February 28, 2018, the beneficial ownership of the Common Stock of each of the Company’s directors, each of the named executive officers included in the Summary Compensation Table set forth below, by the Company’s current directors and executive officers as a group, and by the beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated below, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares of Common Stock (2)		Percent of Class

Steven D. Barnhart	339,694	(3)	*

Joel Brooks	92,677	(4)	*

Stephen P. Herbert	750,979	(5)	1.39%

Michael K. Lawlor	169,159	(6)	*

Leland P. Maxwell	0	(7)	*

Robert L. Metzger	29,580	(8)	*

Albin F. Moschner	360,856	(9)	*

William J. Reilly, Jr.	126,135	(10)	*

William J. Schoch	137,592	(11)	*

Priyanka Singh	92,790	(12)	*

Maeve Duska	24,200	(13)	*

George Harrum	15,064	(14)	*

Forest Manor NV	2,993,172	(15)	5.58%

All Current Directors and Executive Officers as a Group (10 persons)	2,399,823		4.43%

*Less than one percent (1%)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of February 28, 2018, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of Common Stock beneficially owned is based on 53,644,045 shares issued and outstanding as of February 28, 2018.

(3)	Includes 20,000 shares underlying stock options, and 21,853 shares which have not yet vested, and over which Mr. Barnhart has sole voting power but no dispositive power.

(4)	Includes 20,000 shares underlying stock options, and 21,853 shares which have not yet vested, and over which Mr. Brooks has sole voting power but no dispositive power.

(5)
Includes 72,010 shares of Common Stock beneficially owned by Mr. Herbert’s child and 27,440 shares of Common Stock beneficially owned by his spouse. Includes 255,220 shares underlying stock options, and 98,707 shares which have not yet vested, and over which Mr. Herbert has sole voting power but no dispositive power.

(6)	Includes 75,000 shares underlying stock options, and 19,535 shares which have not yet vested, and over which Mr. Lawlor has sole voting power but no dispositive power.

(7)
Mr. Maxwell served as the Company’s interim Chief Financial Officer from January 28, 2016 until March 31, 2017, when he became the Senior Vice President of Finance. Mr. Maxwell’s employment with the Company terminated in November 2017.

(8)	Includes 17,909 shares which have not yet vested, and over which Mr. Metzger has sole voting power but no dispositive power.

(9)
Includes 776 shares underlying Series A Preferred Stock. Also includes 20,000 shares underlying stock options owned by Moschner Family LLC, an Illinois limited liability company, of which Mr. Moschner is the manager, and 21,853 shares which have not yet vested, and over which Mr. Moschner has sole voting power but no dispositive power.

(10)
Includes 100 shares of Common Stock beneficially owned by Mr. Reilly’s child. Also includes 97 shares underlying Series A Preferred Stock and 20,000 shares underlying stock options, and 21,853 shares which have not yet vested, and over which Mr. Reilly has sole voting power but no dispositive power.

(11)	Includes 20,000 shares underlying stock options, and 21,853 shares which have not yet vested, and over which Mr. Schoch has sole voting power but no dispositive power.

(12)	Includes 75,000 shares underlying stock options, and 11,860 shares which have not yet vested, and over which Ms. Singh has sole voting power but no dispositive power.

(13)	Includes 24,098 shares underlying stock options.

(14)	Includes 10,000 shares underlying stock options.

(15)
Based upon an amended Schedule 13G filed with the Securities and Exchange Commission on August 7, 2017 by Forest Manor NV, whose business address is Albert Hahnplantsoen 23, 1077 BM, Amsterdam, the Netherlands.

Series A Preferred Stock

The following table sets forth, as of February 28, 2018, the beneficial ownership of the Series A Preferred Stock by the Company’s directors, by the named executive officers included in the Summary Compensation Table set forth below, by the Company’s current directors and executive officers as a group, and by the beneficial owner of more than five percent of the Series A Preferred Stock. Other than the shares of Series A Preferred Stock beneficially owned by Messrs. Moschner and Reilly, there were no shares of Series A Preferred Stock beneficially owned as of February 28, 2018 by the Company’s directors, by the named executive officers included in the Summary Compensation Table set forth below, or by the current directors and executive officers as a group. Except as indicated below, the Company believes that the beneficial owners of the Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares of Series A Preferred Stock (1)		Percent of Class
Albin F. Moschner	4,000		*
William J. Reilly, Jr.	500		*
Legion Partners Asset Management, LLC	44,250	(2)	9.94%
All Current Directors and Executive Officers As a Group (10 Persons)	4,500		1%

*Less than one percent (1%)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. The percentage of Series A Preferred Stock beneficially owned is based on 445,063 shares issued and outstanding as of February 28, 2018.

(2)
Based upon a Schedule 13D/A filed on November 4, 2016 with the Securities and Exchange Commission, each of the following persons has shared voting and dispositive power over 44,250 shares of Series A Preferred Stock, or 9.94% of the 445,063 shares of Series A Preferred Stock issued and outstanding as of February 28, 2018: Legion Partners Asset Management, LLC; Legion Partners, LLC, Legion Partners Holdings, LLC; Christopher S. Kiper; Bradley S. Vizi; and Raymond White. Of the aforementioned 44,250 shares, Legion Partners, L.P. I has shared voting and dispositive power over 37,054 shares, or 8.33% of the shares of Series A Preferred Stock issued and outstanding as of February 28, 2018, and Legion Partners, L.P. II has shared voting and dispositive power over 7,196 shares, or 1.62% of the shares of Series A Preferred Stock issued and outstanding as of February 28, 2018. The business address of each of the foregoing persons is 9401 Wilshire Boulevard, Suite 705, Beverly Hills, California 90212.

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors has nominated, and recommends the election of, the seven persons listed below to serve as directors of the Company. Each of these nominees is currently serving as a director. The Board has determined that the following six nominees are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC: Steven D. Barnhart, Joel Brooks, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch. The following information is furnished with respect to each nominee for election as a director:

Name	Age	Position(s) Held
Steven D. Barnhart (1)(2)	56	Lead Independent Director
Joel Brooks (4)	59	Director
Stephen P. Herbert	55	Chief Executive Officer, Chairman of the Board of Directors
Robert L. Metzger (1)	50	Director
Albin F. Moschner (3)	65	Director
William J. Reilly, Jr. (3)(4)	69	Director
William J. Schoch (1)(4)	53	Director

(1)	Member of Audit Committee
(2)	Lead independent director
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee

Each director to be elected at the Annual Meeting will hold office until the 2019 Annual Meeting of Shareholders, and until his successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his predecessor.

Steven D. Barnhart was appointed to the Board of Directors in October 2009. Mr. Barnhart is the Company’s lead independent director, has been a member of our Audit Committee since December 2016, and served as a member of our Compensation Committee until December 2016. Since January 8, 2018, he has served as the Chief Financial Officer of FTD Companies, Inc. From September 2014 until November 2017, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer for Bankrate, Inc. From August 2012 to June 2014, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. From January 2010 to June 2012, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Bally Total Fitness. Mr. Barnhart was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions since 2003, when he joined the company. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003, where he was Finance Director for the Southeast Business Unit of the Pepsi Bottling Group, and held various finance and strategy roles at PepsiCo. Mr. Barnhart received a Bachelor of Arts degree in Economics in 1984 from the College of the University of Chicago and a Master of Business Administration in 1988 from the University of Chicago-Booth School of Business. Mr. Barnhart served on the Board of Directors of Orbitz Worldwide from 2007 to January 2009. We believe Mr. Barnhart’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Joel Brooks joined the Board of Directors of the Company in March 2007. Mr. Brooks has been a member of our Nominating and Corporate Governance Committee since February 2018, served on our Audit Committee from March 2007 until December 2016, and served as Chair of our Audit Committee since October 2009. Since May 2015, Mr. Brooks has served as the Vice President, Finance, for MeiraGTx Limited. From December 2000 until May 2015, Mr. Brooks served as the Chief Financial Officer, Treasurer and Secretary of Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a biotechnology company whose shares are traded on the OTCQB. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983. We believe Mr. Brooks’ extensive accounting and finance background, and his executive experience at Sevion Therapeutics, Inc. provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Stephen P. Herbert has been our Chief Executive Officer and Chairman since November 30, 2011. He was elected a director in April 1996, and joined the Company on a full-time basis on May 6, 1996 as Executive Vice President. During August 1999, Mr. Herbert was appointed President and Chief Operating Officer of the Company. On October 5, 2011, Mr. Herbert was appointed as interim Chief Executive Officer and Chairman, and on November 30, 2011, he was appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy at Pepsi-Cola. In such position, he was responsible for directing development of market strategy for the vending channel, and subsequently, the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. We believe Mr. Herbert’s position as the President and Chief Operating Officer of our Company until October 5, 2011 and as Chairman and Chief Executive Officer of the Company thereafter, his intimate knowledge and experience with all aspects of our Company, and his extensive vending experience at PepsiCo before joining our Company provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Robert L. Metzger joined the Board of Directors of the Company in March 2016. Mr. Metzger has been the Chair of our Audit Committee since December 2016, and a member of the Audit Committee since June 2016. He has served as the Director of the Investment Banking Academy at the University of Illinois at Urbana-Champaign Gies College of Business since August 2015, as a lecturer in the Department of Finance since August 2015, and as the Director of Honors Programs since January 2016. He has served as a member of the Audit Committee and the Board of Directors of WageWorks, Inc. since February 2016, and as a member of the Audit Committee and Board of Directors of JetPay Corporation since November 2017. Mr. Metzger was a Partner at William Blair & Company, L.L.C. from January 2005 to December 2015 after joining the firm in 1999, and since January 2016, he has been employed as a Senior Director at the firm. He served as the head of the Technology group between January 2011 and January 2015 and of the Financial Services Investment Banking Group between April 2007 and December 2015. He also acted as Chairman of the firm’s Audit Committee from January 2013 to December 2015. Prior to joining William Blair & Company, L.L.C., he worked in the Investment Banking Division of ABN AMRO Incorporated from 1997 to 1999, in the Financial Institutions Group at A.T. Kearney, Inc. from 1995 to 1997, and in Audit and Audit Advisory Services at Price Waterhouse from 1990 to 1994. Mr. Metzger graduated with a Masters in Business Administration with concentrations in Finance and Strategy in 1995 from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Accountancy in 1989 from the University of Illinois at Urbana-Champaign. We believe that Mr. Metzger’s finance and accounting background, his experience with public companies and capital markets, and experience in the financial technology and payments space provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Albin F. Moschner joined the Board of Directors of the Company in April 2012. He is the Chair of our Compensation Committee, and was a member of our Audit Committee from June 2014 until June 2016. Mr. Moschner has been serving on the Board of The Nuveen Funds since July 2016. He also served on the Board of Wintrust Financial Corporation from 1994 until June 2016. Previously, he served at Leap Wireless International, Inc. as the Chief Operating Officer from July 2008 to February 2011 and as Chief Marketing Officer from August 2004 to June 2008. Prior to joining Leap Wireless, Mr. Moschner served as President of the Verizon Card Services division of Verizon Communications, Inc. From January 1999 to December 2000, Mr. Moschner was President of One Point Services at One Point Communications. Mr. Moschner served at Zenith Electronics Corporation as President and Chief Executive Officer from 1995 to 1996 and as President, Chief Operating Officer and Director from 1994 to 1995. Mr. Moschner has also served in various managerial capacities at Tricord Systems, Inc. and International Business Machines Corp. Mr. Moschner holds a Bachelor of Engineering in Electrical Engineering from The City College of New York, awarded in 1974, and a Master’s degree in Electrical Engineering awarded by Syracuse University in 1979. We believe that Mr. Moschner’s marketing, manufacturing and wireless industry experience and long standing prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

William J. Reilly, Jr., joined the Board of Directors of the Company in July 2012. He is a member of our Nominating and Corporate Governance Committee, has been a member of our Compensation Committee since December 2016, and was a member of our Audit Committee from July 2012 until December 2016. He has been an independent consultant since January 2011. From September 2004 until November 2010, Mr. Reilly was President and Chief Executive Officer of Realtime Media, Inc., an interactive promotional marketing firm serving the pharmaceutical and consumer packaged goods markets. Following the sale of Realtime Media, Inc. in November 2010, Mr. Reilly was retained as a consultant until January 2011. From September 2002 to September 2004, Mr. Reilly was a principal at Chesterbrook Growth Partners, independent consultants to the private equity community. Between 1989 and 2002, Mr. Reilly served at various positions at Checkpoint Systems Inc., a multinational manufacturer and marketer of products and services for automatic identification, retail security, pricing and brand promotion, including as Chief Operating Officer, Executive Vice President, Senior Vice President of the Americas and Pacific Rim and Vice President of Sales. Prior to that, Mr. Reilly held national and sales management positions at companies in the medical electronics and telecommunications industries, including Minolta Corporation, Megatech Pty. Ltd. and Multitone Electronics PLC. He also served on the Board of Veramark Technologies, Inc., a telecommunications software firm, from June 1997 to May 2008. Mr. Reilly graduated from Mount St. Mary’s University with a Bachelor of Science degree in Psychology in 1970. We believe that Mr. Reilly’s executive, business development and international experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

William J. Schoch joined the Board of Directors of the Company in July 2012. He is the Chair of our Nominating and Corporate Governance Committee and has been a member of our Audit Committee since December 2016. Mr. Schoch is the President and Chief Executive Officer of Western Payments Alliance, a non-profit payments association and has served in that capacity since March 2008. He serves on the Boards of Western Payments Alliance and WesPay Advisors, a payments consultancy and subsidiary of Western Payments Alliance. He is a current director of NACHA – The Electronic Payments Association and previously served on the Steering committee of NACHA’s Payments Innovation Alliance and the Federal Reserve’s Faster Payments Task Force. From 1997 to 2008, Mr. Schoch worked at Visa International where, as the Vice President of Emerging Market Initiatives, he was responsible for the global market development of the Visa Original Credit Transaction (OCT). Prior to that, Mr. Schoch served as a Vice President at Citibank, N.A. from 1989 until 1997 and as an Associate Director at NACHA from 1986 until 1989. Mr. Schoch obtained a Bachelor of Arts degree in 1986 from Indiana University of Pennsylvania with a major in Public Policy and a minor in Economics. We believe that Mr. Schoch’s experience and familiarity with the electronic payments industry and his leadership experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Although the Board of Directors has no reason to believe any of the nominees for director will be unable to accept such nomination, if such should occur, proxies will be voted (unless marked to the contrary) for such substitute person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for more than seven directors. Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

Cumulative voting rights do not exist with respect to the election of directors. Pursuant to the Company’s Articles of Incorporation and Pennsylvania law, the directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with each fractional vote being rounded to the nearest whole number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Independence of the Board of Directors

The Board of Directors has determined that Steven D. Barnhart, Joel Brooks, Robert L. Metzger, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The Board considered Mr. Metzger’s present employment as a Senior Director of William Blair & Company, L.L.C., as well as his past relationship with that firm, in determining that he qualified as independent under the applicable listing standards.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended June 30, 2017. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he was a member. The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the Annual Meeting. All of our directors attended the 2017 Annual Meeting.

During the fiscal year ended June 30, 2017, the independent directors held five executive sessions, at which only the independent directors were present.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors presently consists of Mr. Metzger (Chair), Mr. Barnhart and Mr. Schoch. On December 13, 2016, Mr. Reilly and Mr. Brooks resigned from the Committee and Mr. Barnhart and Mr. Schoch joined the Committee, and Mr. Metzger was named Chair of the Committee. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of The NASDAQ Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In making such determination, the Board considered Mr. Metzger’s present and past relationship with William Blair, and affirmatively determined that Mr. Metzger qualified as an independent director under NASDAQ Listing Rule 5605(a)(2). The Board of Directors has also determined that Mr. Barnhart is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held seven meetings during the 2017 fiscal year. The Audit Committee engages the Company’s independent accountants, and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and for discussing with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2011, a copy of which is accessible on the Company’s website, www.usatech.com.

Compensation Committee

The Compensation Committee of the Board of Directors presently consists of Mr. Moschner (Chair) and Mr. Reilly. On December 13, 2016, Mr. Barnhart resigned from the Committee, and Mr. Reilly joined the Committee. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers and directors of the Company and administers the Company’s stock incentive plans. The Compensation Committee met four times during the 2017 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com. The Compensation Committee Report appears on page 46 of this proxy statement.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other advisor, and to be directly responsible for the appointment, compensation and oversight of the work of any such advisor.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Mr. Schoch (Chair), Mr. Brooks and Mr. Reilly. Mr. Brooks joined the Committee on February 14, 2018. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of The NASDAQ Stock Market LLC. The Committee recommends for selection to the entire Board of Directors any nominees for director, including any appointments to fill vacancies. The Nominating and Corporate Governance Committee met three times during the 2017 fiscal year. The Nominating and Corporate Governance Committee operates pursuant to an amended and restated charter that was adopted by the Board of Directors on October 26, 2012, a copy of which is accessible on the Company’s website, www.usatech.com.

The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria that should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate backgrounds, perspectives, talent, skills, experience and expertise to oversee the Company’s business.

The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based upon whether such candidates are recommended by shareholders or other parties.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

The Nominating and Corporate Governance Committee is also responsible for the following:

●
Reviewing corporate governance policies and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;

●	Identifying best practices and developing and recommending to the Board corporate governance principles;
●	In consultation with management, annually reviewing the directors’ and officers’ liability policy, including its coverage and terms;
●
Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market LLC;

●	Establishing procedures for, conducting and administering an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
●
In consultation with the lead independent director and Chairman, making recommendations to the Board regarding the composition of the Board Committees, annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board, as needed.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal audit function, and compliance with legal and regulatory requirements.

Board Leadership Structure

Stephen P. Herbert has served as Chief Executive Officer and Chairman of the Board of Directors since November 30, 2011. At the present time, the Company believes that its leadership structure is appropriate, as our Chief Executive Officer’s in-depth knowledge and experience with all aspects of our business, his exceptional leadership, and his vision for the Company’s future make him the most qualified director to serve as Chairman. In addition, as all of our Board Committees are comprised of independent directors, the Company does not believe that a separation of the Chairman and Chief Executive Officer roles is necessary at this time in order to provide additional meaningful risk oversight. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. In this regard, Mr. Barnhart’s leadership in fulfilling his role as lead independent director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board’s Chair.

On November 14, 2011, the Company’s independent directors unanimously appointed Steven D. Barnhart as the Company’s lead independent director. Pursuant to the Lead Independent Director Charter, Mr. Barnhart, in his role as lead independent director, shall carry out the following duties:

●	preside as Chair of all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board;
●	approve information sent to the Board;
●	determine the frequency and timing of executive sessions of the independent directors;
●	consult in advance with the Chairman on the agenda and schedule of each meeting of the Board of Directors;
●	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	approve meeting agendas for the Board;
●
provide input to the Chairman as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

●	upon request from the Nominating and Corporate Governance Committee, assist with recruitment of director candidates;
●	act as a liaison between the independent directors and the Chairman;
●	in appropriate circumstances, recommend to the Chairman the retention of advisors and consultants who report directly to the Board;
●	if requested by major shareholders, ensure that he is available for consultation and direct communication; and
●	perform all other duties as may be reasonably assigned by the Board or the Chairman from time to time that are not inconsistent with the foregoing.

The text of the Lead Independent Director Charter is posted on our website at www.usatech.com.

Stock Ownership Guidelines

The Board of Directors has adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his or her base salary, and the Chief Financial Officer and other executive officers are required to own shares of Common Stock with a value of at least one times his or her base salary. The executive officers have five years to attain such level of ownership. Each non-employee director is required to own shares of Common Stock with a value of at least five times the sum of his or her annual cash retainer as well as the retainer for serving on one (but not more than one) Committee of the Board. Each director would have five years to comply following the commencement of his or her service on the Board. As of the date of this proxy statement, each executive officer and director is in compliance with the applicable stock ownership requirements. The Guidelines are posted on our website at www.usatech.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and we are required under the listing rules of The NASDAQ Stock Market LLC to publicly announce any such waiver within four business days.

Director Majority Voting Policy

The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee would consider relevant factors such as the underlying reasons for the majority withheld vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:

●
Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders. Our Chief Executive Officer also serves as our Chairman of the Board.

●
Lead Independent Director. All of the independent directors select the lead independent director by the affirmative vote of two-thirds of the independent directors voting. Mr. Barnhart serves as our lead independent director. That role is described above under “Board Leadership Structure.”

●
Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees.” No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent, as required by The NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board, and there is no mandatory retirement age.

●
Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service as a director. No independent director may serve on the Boards of more than four other public companies, and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

●
Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary. Executive sessions of the independent directors will be called and chaired by the lead independent director.

●
Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors. Each member of the Board has the option, in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the cash compensation otherwise due for his or her service on the Board. Pursuant to the Stock Ownership Guidelines, each non-employee director is required to own shares of the Company’s Common Stock with a value of at least five times the sum of his or her annual cash retainer and the retainer for serving on one (but not more than one) Committee of the Board. As of the date of this proxy statement, each director is in compliance with the Stock Ownership Guidelines.

●
Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

●
Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers’ compensation, evaluates the Chief Executive Officer and other executive officers’ performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer’s and other executive officers’ compensation levels.

●
Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event, such as death or disability, occur that prevents the Chief Executive Officer from continuing to serve.

●
Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each Committee also conducts an annual review of its own performance.

●
Committees. The Board has three standing committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee - each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

●
Review of Corporate Governance Guidelines. The Corporate Governance Guidelines are to be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board makes changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors

Members of the Board of Directors who are not employees of the Company receive cash and equity compensation for serving on the Board of Directors, as reviewed and recommended annually by the Compensation Committee, with subsequent approval thereof by the Board of Directors. Each member of the Board has the option, in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the cash compensation otherwise due for his or her service on the Board. A Director will receive all such fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock.

Director Compensation Table

The table below summarizes the compensation of the non-employee directors for the fiscal year ended June 30, 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Total ($)
Steven D. Barnhart	$72,500	$40,000	$—	$112,500
Joel Brooks	$41,713	$40,000	$—	$81,713
Robert L. Metzger	$36,643	$40,000	$—	$76,643
Albin F. Moschner	$40,000	$40,000	$—	$80,000
William J. Reilly, Jr.	$50,000	$40,000	$—	$90,000
William J. Schoch	$44,144	$40,000	$—	$84,144

(1)	During fiscal year ended June 30, 2017, we paid the following fees:

•	Director: each director received $25,000 for serving on the Board.

•	Lead Independent Director: Mr. Barnhart received $40,000.

•	Standing Committees: the Chairman of each Standing Committee received an annual fee of $15,000, and all other members received an annual fee of $7,500.

•	Special Litigation Committee: each of Messrs. Brooks and Reilly received a fee of $10,000 for serving on the Special Litigation Committee.

During the fiscal year ended June 30, 2017, the following directors elected to receive their fees, or a portion thereof, in the Company’s Common Stock in lieu of cash:

•	Mr. Metzger elected to receive 2,167 shares for $9,257 of fees; Mr. Reilly elected to receive 4,249 shares for $20,000 of fees; and Mr. Schoch elected to receive 9,278 shares for $44,144 of fees.

(2)
Amounts represent the grant date fair value of the Common Stock, computed in accordance with FASB ASC Topic 718. One-third of the shares vested on July 1, 2017; one-third will vest on July 1, 2018; and one-third will vest on July 1, 2019.

Shareholder Communications with the Board of Directors

Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.

All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board, as appropriate, based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director’s request.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of RSM US LLP has been selected by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for fiscal year 2018. The shareholders will be asked to ratify this appointment at the Annual Meeting. A representative of RSM US LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and is expected to be available to respond to appropriate questions.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of the Company of RSM US LLP, independent registered public accounting firm, to examine the books, accounts and records of the Company for the fiscal year ending June 30, 2018 is hereby ratified and approved.

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

Audit and Non-Audit Fees

During the fiscal years ended June 30, 2017 and 2016, fees in connection with services rendered by RSM US LLP were as set forth below:

($ in thousands)	Fiscal 2017	Fiscal 2016
Audit Fees	$693	$982
Audit-Related Fees	7	9
Tax Fees	—	13
All Other Fees	—	—
Total	$700	$1,004

Audit fees consisted of fees for the audit of our annual financial statements, review of quarterly financial statements and the audit of internal control over financial reporting, as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.

Audit-related fees were primarily incurred in connection with our equity offerings, and fees in connection with research and attending the annual shareholders meeting.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3
APPROVAL OF 2018 EQUITY INCENTIVE PLAN

On February 14, 2018, the Board of Directors adopted, subject to shareholder approval, the USA Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of annual and long-term equity awards consisting of Common Stock awards and stock options to our employees, directors, consultants and advisors.

The number of shares issuable under the Plan would be up to 1,500,000 shares of Common Stock. The number of shares available under the Plan would represent 2.8% of the shares of Common Stock that were issued and outstanding as of February 28, 2018.

Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, the Board and the Compensation Committee believe that the shares available for grant under the Plan and under the existing equity incentive plans of the Company would be sufficient to cover equity awards attributable to several performance cycles. The Board and the Compensation Committee believe that the shares available for grant under our existing equity incentive plans would only be sufficient to cover equity awards anticipated to be made over the six-month period following the date of this proxy statement.

Purpose of the Plan

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by: (i) encouraging employees, directors, consultants and advisors to focus on critical long-range objectives; (ii) encouraging the attraction and retention of employees, directors, consultants and advisors with exceptional qualifications; and (iii) linking employees, directors, consultants and advisors directly to shareholder interests through increased equity ownership. In this regard, our Compensation Committee views long-term equity awards as a key component of the Company’s executive compensation program, and believes that use of equity awards helps to align the interests of management with those of our shareholders, and motivates our executives to make sound business decisions focused on long-term shareholder value creation and continuing the Company’s growth.

Our Compensation Committee and our Board believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We also believe that our ability to do so depends on being able to offer key personnel competitive compensation. Equity is a key component of our compensation program.

Promotion of Good Compensation Practices

The Plan is designed to reinforce the alignment of equity compensation arrangements for our employees, directors, consultants and advisors with shareholder interests, and includes a number of practices that the Company believes represent best practices:

•
The Plan allows us to grant equity incentive compensation in the form of either stock options or Common Stock awards, both of which may be subject to performance goals or criteria, which provides our Compensation Committee with sufficient flexibility to structure appropriate incentives;

•	The Plan will be administered by the Compensation Committee, comprised entirely of independent directors;

•	The Plan prohibits repricing of stock options without prior shareholder approval;

•	Stock options awarded under the Plan may not have an exercise price lower than the fair market value of a share of Common Stock on the date of grant;

•	Subject to certain exceptions described in the Plan, the Plan includes a minimum vesting period of one year for awards granted under the Plan;

•	The Plan does not include liberal share recycling provisions;

•
The Plan does not contain a liberal change of control definition, and includes “double-trigger” provisions for the acceleration of vesting of outstanding equity awards following a change of control of the Company; and

•	Awards generally may not be transferred except by will or the laws of descent and distribution.

Key Data

The following table includes information regarding outstanding share awards, outstanding stock option awards, and shares available for future equity awards under the existing equity incentive plans as of February 28, 2018 (and without giving effect to approval of this proposal):

Total shares available under 2013 Stock Incentive Plan:	2,997
Total shares available under 2014 Stock Option Incentive Plan:	1,447
Total shares available under 2015 Equity Incentive Plan:	594,137
Total unvested share awards outstanding:	271,652
Total stock options outstanding:	1,124,600

When approving the Plan, our Compensation Committee considered the burn rate with respect to the equity awards granted by our Company, as well as our overhang. Our burn rate is equal to the total number of equity awards our Company granted in a fiscal year divided by the weighted average number of shares of Common Stock issued and outstanding during the fiscal year. Our average share burn rate for the past three fiscal years was 1.22%.

	2015	2016	2017	Average
Number of equity awards granted	594,815	331,144	438,664	454,874
Burn rate %	1.67%	0.91%	1.10%	1.22%

Overhang is equal to the total number of equity awards outstanding, plus the total number of shares available for grant under our equity plans, plus the shares issuable upon conversion of our Series A Preferred Stock and accrued and unpaid dividends thereon, plus shares underlying our outstanding warrants, divided by the sum of the total Common Stock and Series A Preferred Stock issued and outstanding. If the Plan is approved, our overhang as of December 31, 2017 would have been 6.19%. Our overhang as of December 31, 2017 without inclusion of the Plan was 3.41%.

Material Features

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Appendix A to this proxy statement. Shareholders are encouraged to read the text of the Plan in its entirety.

Purpose. The purpose of the Plan is to attract and retain employees and directors, to provide an incentive for them to assist us in achieving our long-range performance goals, and to enable them to participate in our long-term growth.

Effective Date. The Plan will become effective on the date of our Annual Meeting, if it is approved by our shareholders.

Term. The term of the Plan is ten years from its effective date; provided, however, that the term of any option may not be more than seven (7) years from the date of grant.

Securities to be Offered and Eligible Participants. The Plan provides for the issuance of a maximum of 1,500,000 shares pursuant to the grant of options, and stock awards to our and our subsidiaries’ employees, directors, executive officers, consultants, and advisors. All of our employees, executive officers and non-employee directors are eligible to participate in the Plan; as of February 28, 2018, we had 117 full-time employees, 4 part-time employees, and 6 non-employee directors.

The shares of our Common Stock available for issuance under the Plan are subject to adjustment for any stock dividend, recapitalization, stock split, stock combination or certain other corporate reorganizations. Adjustments do not have to be uniform as between different awards or different types of awards.

To the extent the Company grants a stock option or stock award under the Plan, the number of shares that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such award. If, an award granted under the Plan is canceled, terminated, expires before exercise, or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, the number of shares underlying such award, which were not issued or which were issued and forfeited, terminated or cancelled, shall again be available under the Plan for subsequent awards. Notwithstanding anything to the contrary, shares of Common Stock subject to an award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) subject to a stock option and were not issued or delivered upon the net settlement or net exercise of such stock option; (ii) shares delivered to or withheld by the Company to satisfy the purchase price or tax withholding obligations relating to an outstanding award; or (iii) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock option. Shares issued pursuant to awards under the Plan may be authorized and unissued shares or shares that we reacquired including in the open market.

Administration. The Plan is administered by the Compensation Committee of our Board.

Subject to the provisions of the Plan, the Compensation Committee has full authority and discretion to take the following actions: (i) to determine the types of awards to be granted under the Plan; (ii) to determine when awards are to be granted under the Plan; (iii) to establish any performance goals applicable to any award; (iv) to determine the number of shares to be made subject to each award; (v) to prescribe the terms and conditions of each award, including (without limitation) the exercise price of any stock options, and the vesting or duration of any awards; (vi) to specify the provisions of the award agreement relating to any award; (vii) to interpret the Plan and apply its provisions; (viii)  to adopt, amend or rescind rules, procedures and forms relating to the Plan; (ix) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (x) to select the participants; (xi) to determine whether a stock option is to be classified as an incentive stock option or as a nonqualified stock option; (xii) to amend any outstanding award agreement, subject to applicable legal restrictions and the consent of the participant if the participant’s rights or obligations would be materially impaired; (xiii) to prescribe the consideration for the grant of each award or other right under the Plan and determine the sufficiency of such consideration; (xiv) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement; (xv) to verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award; and (xvi) to take any other actions deemed necessary or advisable for the administration of the Plan.

If any awards are to be granted under the Plan to an executive officer of the Company or to a director, any such award shall also be approved by the Board of Directors upon recommendation of the Compensation Committee.

Subject to the terms and limitations set forth in the Plan, the Chairman and Chief Executive Officer has the authority to: (i) designate employees (other than executive officers) to be the recipients of awards, and (ii) determine the number of shares (including the number of shares underlying stock options) to be awarded to such employees. The Compensation Committee and the Chairman and Chief Executive Officer shall, on an annual basis, agree upon and specify the total number of shares that may be so designated. For the calendar year 2017, options to purchase up to 350,000 shares were designated by the Compensation Committee and the Chief Executive Officer.

Options. Subject to the provisions of the Plan, the Compensation Committee may award options and has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option; (ii) when the option becomes exercisable; (iii) the exercise price of the option; (iv) the duration of the option; (v) the time, manner and form of payment upon exercise of an option; and (vi) provisions relating to vesting, forfeiture and repurchase of the options. As provided under the Plan, the number of shares of our Common Stock underlying a stock option and the exercise price thereof will continue to adjust if we would effect a stock split, stock dividend, merger or similar event.

The exercise price per share for each option, including both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), to be granted under the Plan may not be less than the fair market value per share of our Common Stock on the date of such grant. In no event may the Compensation Committee amend an outstanding option agreement to reduce the exercise price or otherwise re-price or institute an option exchange program, or if the exercise price of an option is above the fair market value per share of our Common Stock, take action to cancel and re-grant or exchange an outstanding option for cash or another award, unless such action is approved by our shareholders.

Each option granted will expire on the date specified by the Compensation Committee, but not more than seven years from the date of grant. Generally, no ISO may be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of one year after such termination.

On March 19, 2018, the closing price of our Common Stock, the class of stock underlying options was $9.55 per share as reported on the NASDAQ Global Market.

Restricted Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant shares of restricted stock to participants with such restricted periods and other conditions as the Compensation Committee may determine and for no cash consideration or such other consideration as may be required by applicable law or by the Compensation Committee. The Compensation Committee determines the exercise price per share for purchases under the Plan. The Compensation Committee may also provide for the right of the Company to repurchase  all or part of such shares at the issue price or other stated or formula price from the participant, or for the forfeiture of all or any part of such shares by the participant, in the event that the conditions specified by the Compensation Committee in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such award.

Other Stock Awards. Subject to the provisions of the Plan, the Compensation Committee may grant other awards based upon the Common Stock, including the grant of shares based upon certain conditions, performance goals, or shares of our Common Stock not subject to any restrictions.

Performance Awards. Subject to the provisions of the Plan, the Compensation Committee may grant awards under the Plan that are subject to such performance conditions as may be specified by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

The Compensation Committee may establish performance goals that are measured either individually, alternatively or in any combination, applied to either the Company as a whole or to a specified subsidiary or business unit, and measured over a performance period, on an absolute basis or relative to a pre-established target to a previous year’s result or to a designated comparison group, either based on United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee in the Award. The business criteria that the Compensation Committee may use in establishing performance goals for such an Award include, among others: net new connections to the Company’s service; adjusted EBITDA; operating cash flow; earnings per share; operating income; adjusted operating income; non-GAAP net income; operating margin; return on equity; return on assets; total revenues; or total shareholder return.

Minimum Vesting. Equity-based awards granted under the Plan may not become exercisable, vest or be settled prior to the one-year anniversary of the date of grant, other than (i) in the event of death or disability; and (ii) in addition, no more than five percent of the aggregate number of shares authorized for issuance under the Plan.

Clawbacks. Awards under the Plan will be subject to any clawback and/or forfeiture policy of the Company, as applicable, and repayment when required by any policy adopted by The NASDAQ Stock Market LLC.

General Provisions. Each award will be evidenced by a written document (which may be electronic), specifying the terms and conditions thereof, and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Compensation Committee considers necessary or advisable. Each type of grant may be made alone, in addition to, or in relation to any other type of grant. The terms of each type of award need not be identical and the Compensation Committee need not treat participants uniformly. The Compensation Committee may amend, modify or terminate any outstanding grant, including substituting therefor another award, changing the date of exercise or realization and converting an ISO to an NQSO, provided that the participant’s consent to such action shall be required if such action would materially impair the rights of such participant of any award previously granted.

The Compensation Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable law, rules or regulations or rules of the principal national securities exchange upon which the shares are traded or quoted.

The Compensation Committee will determine the effect on an award of the death, disability, retirement or other termination of employment of a participant and the extent to which and period during which the participant’s legal representative or guardian may receive payment of an award or exercise rights thereunder. The Compensation Committee, in its discretion, may waive or amend the operation of provisions regarding exercise of awards after termination of employment and, except as otherwise provided in the Plan, adjust any of the terms under any award. Except to the extent permitted by the Compensation Committee with respect to NQSOs, grants under the Plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 51% or more of the Company’s Common Stock, a change in the majority of the Board of Directors under certain circumstances, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 51% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.

In the case of a change of control pursuant to which the awards are not effectively assumed or replaced in accordance with the terms of the Plan, then, upon such change of control, all stock options will become immediately exercisable, and will remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and the shares will become fully vested, and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change of control, and the vesting of all such awards will be accelerated as of the effective date of the change of control. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to: (i) in the case of a stock option, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per-share price offered to holders of Common Stock in the change of control transaction, over the purchase price per share subject to the award; and (ii) in the case of restricted shares, the number of shares of Common Stock then subject to the portion of such award cancelled to the extent the performance criteria (if any) applicable to such award are satisfied multiplied by the highest per share price offered to holders of Common Stock in the change of control transaction.

In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or replaced or otherwise remained outstanding, then, upon such termination of employment, all stock options will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions: (i) in the event that the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment; and (ii) in the event that the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment and target performance.

Existing Stock Compensation Plans

The Plan will not affect or modify the current equity incentive plans of the Company - the 2013 Stock Incentive Plan, the 2014 Stock Option Incentive Plan, or the 2015 Equity Incentive Plan (the “Current Plans”) - each of which was previously approved by our shareholders. As of February 28, 2018, the Company had remaining for future issuance a total of 2,997 shares of Common Stock under the 2013 Stock Incentive Plan, 1,447 shares (to be issued in the form of stock options) under the 2014 Stock Option Incentive Plan, and 594,137 shares of Common Stock (to be issued as stock awards or as stock options) under the 2015 Equity Incentive Plan. Our employees, directors and consultants are eligible to receive awards under the Current Plans.

The Board and the Compensation Committee believe that the 598,581 shares of Common Stock remaining available for issuance under the Current Plans would be fully utilized by our anticipated equity awards to our employees, executive officers and non-employee directors during the six months following the date of this proxy statement.

In this regard: (i) during April and July 2017, we granted options to purchase up to 312,000 shares to our employees which vest over a three-year period, and we anticipate awarding additional stock options to our employees during the next six months; (ii) in July 2017, we issued 102,453 shares to our non-employee directors as part of their annual retainer which vest over a two-year period, and we anticipate making a similar grant in July 2018; (iii) in August 2017, we granted options to purchase up to 44,047 shares to our executive officers, 25,000 of which vest over a three-year period and 19,047 of which vest over a one-year period, and we anticipate awarding additional stock options to our executive officers during the next six months; and (iv) in August or September 2018, we will issue to our executive officers any shares earned by them under the existing Fiscal Year 2018 Long Term Incentive Performance Share Plan (the “2018 LTI Plan”). The 2018 LTI Plan provides that each executive officer would be awarded shares of Common Stock in the event that certain metrics relating to the Company’s 2018 fiscal year would result in specified ranges of year-over-year percentage growth. The shares awarded under the 2018 LTI Plan would vest over the three-year period following issuance. If all of the target goals are achieved, our executive officers would be awarded shares with a value of $1,593,740 and if all of the maximum distinguished goals would be achieved, the executive officers would be awarded shares with a value of $2,390,610. For example, using the closing price of our shares on March 19, 2018 of $9.55, our executive officers would be awarded an aggregate of 166,884 shares if all of the target goals would be achieved, and an aggregate of 250,326 shares if all of the maximum distinguished goals would be achieved.

New Plan Benefits

Awards, if any, will be granted under the Plan only after the Plan is approved by the shareholders. All awards under the Plan will be made at the discretion of the Compensation Committee, and for awards to our executive officers or directors, upon further approval by the Board. Therefore, at the present time, it is not possible to determine the number of shares or stock options, if any, that will be received by any individuals or groups pursuant to the Plan. We have therefore not included a table that reflects such awards.

The following table provides information concerning shares of Common Stock and stock options that were awarded during the fiscal year ended June 30, 2017 under our Current Plans. The award amounts listed below do not purport to forecast or predict future awards under the Plan to the listed persons or groups, and are not indicative of awards that may be granted to such persons, groups, or positions under the Plan in the event the shareholders approve it at the Annual Meeting.

Name and Position	Dollar Value of Stock Grants ($)	Number of Shares Granted (#)	Number of Options Granted (#)
Stephen P. Herbert, Chief Executive Officer, President & Chairman of the Board	$605,515	116,445	20,080
Priyanka Singh, Chief Financial Officer	$92,509	17,790	75,000
Michael K. Lawlor, Chief Services Officer	$224,265	42,128	0
Leland P. Maxwell, former Interim Chief Financial Officer	$0	0	20,000
Maeve McKenna Duska, Sr. VP of Sales and Marketing	$0	0	0
George Harrum, Sr. VP of Operations	$0	0	0

Current executive officers as a group (4 persons)	$922,289	176,363	95,080
Current non-executive directors as a group (6 persons)	$313,401	113,878	0
Current employees, excluding executive officers as a group	$0	0	188,000

Equity Compensation Plan Information

We maintain a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to our success. The table below sets forth certain information as of the end of our fiscal year ended June 30, 2017 regarding the shares of our Common Stock available for grant or granted under stock option plans and equity incentives that: (i) were approved by our shareholders; and (ii) were not approved by our shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options and warrants (a)	Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	913,220	$2.82	1,062,451	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	913,220	$2.82	1,062,451

(1)
Represents: (i) 1,052,000 shares of Common Stock issuable under the 2015 Stock Incentive Plan; (ii) 1,447 shares of Common Stock underlying stock options issuable under the 2014 Stock Option Incentive Plan; and (iii) 9,004 shares of Common Stock issuable under the Company’s 2013 Stock Incentive Plan.

United States Federal Income Tax Consequences

The following discussion of the United States federal income tax consequences of the issuance of awards granted under the Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current regulations adopted and proposed thereunder, and existing administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). It is not intended to be a complete discussion of all of the United States federal income tax consequences of the Plan or of all of the requirements that must be met in order to qualify for the described tax treatment. The Plan provides the Company with broad discretion to grant many different types of awards. The discussion below addresses the United States federal income tax consequences of only some of the types of awards the Company is permitted to make under the Plan. Depending on the type of award granted under the Plan, the United States federal income tax consequences to the Company and recipients of awards could materially differ from the discussion below. This discussion is general in nature and does not account for numerous circumstances that may apply to a particular participant in the Plan. In addition, the state or local income tax consequences of a Plan award might be different than the Federal income tax consequences described below. Each recipient should consider his or her personal situation and consult with his or her tax advisor with respect to the specific tax consequences applicable to each recipient. The discussion below is limited to U.S. federal income tax consequences and does not address foreign, state, local or non-income tax consequences, including estate tax consequences.

Incentive Stock Options

An option holder will not recognize taxable income upon either the grant or the exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax.

An option holder will recognize taxable income upon the disposition of the shares received upon exercise of an ISO. Any gain recognized upon a disposition that is not a “disqualifying disposition” will be taxable as a long-term capital gain. The measure of gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares (which generally equals the exercise price). A “disqualifying disposition” means any disposition of shares acquired on the exercise of an ISO within two years of the date the option was granted, or within one year of the date the shares were issued to the option holder. The use of shares acquired pursuant to the exercise of an ISO to pay the option price under another stock option is treated as a disposition for this purpose. If an option holder disposes of stock acquired pursuant to the exercise of an ISO in a disqualifying disposition, the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The Company will not be entitled to any deduction with respect to the grant or exercise of an ISO provided the holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for United States federal income tax purposes (subject to possible limitation under Section 162(m) of the Code) in the year such disqualifying disposition is made, in an amount equal to the taxable ordinary income recognized by the holder, provided the Company reports the income on a Form W-2 or 1099 (whichever is applicable) that is timely provided to the option holder and filed with the IRS.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.

Nonqualified Stock Options

An option holder will not recognize any taxable income upon the grant of an NQSO under the Plan. Generally, an option holder recognizes ordinary taxable income at the time an NQSO is exercised in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. If the participant is an employee, this income is subject to withholding for federal income and employment tax purposes.

The Company will generally be entitled to a deduction for United States federal income tax purposes in an amount equal to the ordinary taxable income recognized by the option holder, provided that the Company reports the income on a Form W-2 or 1099, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

When an option holder subsequently disposes of the shares of Common Stock received upon exercise of an NQSO, he or she will recognize long-term capital gain or loss (if the shares are held for at least one year following exercise), in an amount equal to the difference between: (i) the sale price; and (ii) the fair market value on the date on which the option holder recognized ordinary taxable income as a result of the exercise of the NQSO. The Company does not receive a deduction for any gain.

An option holder who pays the exercise price for an NQSO, in whole or in part, by delivering shares of Common Stock already owned by him or her will recognize no gain or loss for United States federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above.

Restricted Shares

A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares vest or are no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant (and, in the case of an employee, subject to withholding) equal to the fair market value of the restricted shares on the date of grant as if the restricted shares were unrestricted and could be sold immediately reduced by the amount, if any, that the holder paid for such shares. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely makes a Section 83(b) election, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

Necessary Vote for Approval

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2018 EQUITY INCENTIVE PLAN.

ITEM 4
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We are asking our shareholders to indicate their support and approval for our named executive officer compensation, as described under the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation program is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant. Our compensation package also takes into account individual responsibilities and performance. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Compensation Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. In this regard, pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program, and a significant portion of each named executive officer’s target compensation is tied to key operational and financial goals and performance.

For the reasons summarized above, and as discussed in more detail in the Executive Compensation section of this proxy statement, our Board of Directors is asking shareholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2013 annual meeting, a majority of our shareholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory shareholder vote to approve our executive compensation. Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2019 annual meeting of shareholders.

Necessary Vote for Approval

The affirmative vote of a majority of the votes cast by all holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote, and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended June 30, 2017 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and discussed with such firm its independence from the Company and the Company’s management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the Securities and Exchange Commission.

The Audit Committee

Robert L. Metzger (Chair)
Steven D. Barnhart
William J. Schoch

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers, as of the date of this proxy statement, are as follows:

Name	Age	Position(s) Held
Stephen P. Herbert	55	Chief Executive Officer and Chairman of the Board of Directors
Priyanka Singh	38	Chief Financial Officer
Michael K. Lawlor	57	Chief Services Officer
Mandeep Arora	37	Chief Product Officer

Certain information concerning Mr. Herbert is set forth elsewhere in this proxy statement. See “Election of Directors.” The following description contains certain information concerning the foregoing executive officers who are not directors of the Company.

Michael K. Lawlor has been our Chief Services Officer since March 8, 2016, in which role he oversees the Company’s ePort Connect® Service, including delivery to customers of the ePort Connect suite of cashless payment, consumer engagement, loyalty and telemetry services, customer service and support, premium support services, Knowledge Base, and strategic partner development. Prior to his role as CSO, Mr. Lawlor was Senior Vice President of Sales and Business Development at the Company. Since joining the Company in 1996, Mr. Lawlor has provided senior leadership driving innovative sales programs, national strategic partnerships and the development of an expanded suite of electronic payment services. Prior to joining the Company, he worked for Pepsi-Cola Co., a division of PepsiCo, managing the retail, restaurant and vending business sectors with regional and national positions that spanned several functions including sales, operations, and sales management in the Dallas and Houston, Texas, markets. He was also a national accounts sales manager on the Pepsi-Cola national food service team, responsible for corporate and franchise relationships, with multiple national restaurant chains. Mr. Lawlor graduated with a Bachelor of Business Administration degree from the University of Texas, Arlington, in 1986.

Priyanka Singh has been our Chief Financial Officer since March 31, 2017. Prior to that, Ms. Singh served as the Vice President of Product Strategy and Innovation, and as Division CFO for Heartland Commerce at Global Payments, Inc. since April 2016. Prior to the acquisition of Heartland Payment Systems by Global Payments in April 2016, she had served in various capacities since December 2011 with that company, including as Divisional CFO of the Heartland Commerce units, as Vice President, Finance, and as Director, Financial Planning and Analysis. Prior thereto and since 2005, she had been employed by General Electric in various roles at both GE Capital and GE Healthcare, focusing on financial planning and analysis, accounting, controllership, internal auditing and compliance with the Sarbanes-Oxley Act of 2002, as amended (“SOX”). Ms. Singh is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. She received a Bachelor of Commerce (Honors) degree in Finance and Accounting from University of Rajasthan, India.

Mandeep Arora has been our Chief Product Officer since November 9, 2017, when the Company acquired Cantaloupe Systems, Inc. (“Cantaloupe”). Mr. Arora was the co-founder of Cantaloupe, and until the acquisition, had served as Cantaloupe’s Chief Executive Officer since 2002. Mr. Arora earned a Bachelor of Science degree in Engineering from University of California, Los Angeles.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

During the 2017 fiscal year, our named executive officers (collectively, the “named executive officers”) were as follows: Stephen P. Herbert - Chairman and Chief Executive Officer; Priyanka Singh – Chief Financial Officer; Leland P. Maxwell – former interim Chief Financial Officer, who became our Senior Vice President of Finance on March 31, 2017; Michael Lawlor - Chief Services Officer; Maeve Duska - Senior Vice President of Marketing; and George Harrum – Senior Vice President of Operations.

Our Fiscal Year 2017 Compensation Philosophy

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The Chief Executive Officer assisted the Compensation Committee in establishing the compensation of our other executive officers, Priyanka Singh, Leland Maxwell, and Michael Lawlor. The compensation of Mr. Harrum and Ms. Duska (who are not executive officers) and of Mr. Maxwell, when he became our Senior Vice President of Finance in March 2017, was determined by our Chief Executive Officer. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee utilized an independent compensation consultant, Conduent HR Services (formerly Buck Consultants, LLC), in order to assist the Committee in making appropriate recommendations regarding our executive officers’ compensation for the 2017 fiscal year.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. The Compensation Committee also ties a significant portion of each executive officer’s compensation to key operational and financial goals and performance.

We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant, and to motivate and retain our executive officers. Our compensation package also takes into account individual responsibilities and performance.

Certain elements of our compensation reflect different compensation objectives. For example, as base salaries are generally fixed in advance of the year in which the compensation will be earned, the Committee believes that it is appropriate to determine base salaries with a focus on similarly situated officers at comparable peer group companies, while also having them reflect the officer’s performance. On the other hand, annual bonuses and long-term incentives are better able to reflect the Company’s performance, as measured by total number of connections, total revenues, non-GAAP net income, adjusted EBIDTA, and cash generated from operations. In addition, annual bonuses and long-term incentive awards, including the performance goals upon which they are based, help us to achieve our goal of retaining executives, and motivating executive officers to increase shareholder value. The other elements of compensation reflect the Committee’s and the Board’s philosophy that personal benefits, including retirement and health benefits, should be available to all employees on a non-discriminatory basis.

Our Executive Compensation Practices

Our compensation program for our executive officers features many commonly used “best practices” including:

•
Pay-for-performance. A substantial part of our executive officers’ pay is, in our view, performance-based. For the 2017 fiscal year, our Chief Executive Officer had approximately 65% of his total target compensation tied to performance, while our Chief Financial Officer and Chief Services Officer had approximately 68% and 52%, respectively, of their total target compensation tied to performance. For the 2017 fiscal year, Ms. Duska, Mr. Harrum and Mr. Maxwell had approximately 25%, 17% and 61%, respectively, of their total target compensation tied to performance.

•
Stretch performance goals. Our performance target goals under our Fiscal Year 2017 Short-Term Incentive Plan (the “2017 STI Plan”) and Fiscal Year 2017 Long-Term Incentive Performance Share Plan (the “2017 LTI Stock Plan”) are designed to stretch individual and organizational performance in order to receive target payouts.

•	Capped payouts under incentive plans. Both our long-term and short-term bonus programs have maximum payout amounts in order to discourage excessive risk-taking.

•
Stock ownership guidelines. We have significant ownership guidelines. Our Chief Executive Officer is required to hold Common Stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer and other executive officers are required to hold Common Stock with a value equal to one time his or her base salary.

•	No Tax Gross-Up Provisions. Our compensation program does not include any excise tax gross-up provisions with respect to payments contingent upon a change of control.

•
Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, representing 1% of Mr. Herbert’s, 13% of Ms. Singh’s (consists of signing bonus), and 3% of Mr. Lawlor’s total target compensation.

•	Independent compensation consultant. During the 2017 fiscal year, the Committee retained an independent compensation consultant to review the executive compensation programs and practices.

•
No payment on change of control without a “double trigger.” Payments under our employment agreements require two events for vesting: both the change of control and a “good reason” for termination of employment.

•	No repricing of underwater options. Our stock incentive plans do not permit repricing or the exchange of underwater stock options without shareholder approval.

Pay-for-Performance Review

Pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program. Our compensation approach is designed to motivate our executive officers to substantially contribute to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that a large portion of our executive officers’ total compensation should be in the form of short-term and long-term incentive awards with performance hurdles designed to stretch individual and organizational performance.

Reinforcing pay-for-performance is a significant underpinning of our compensation program. During the 2017 fiscal year, a total of 65% of Mr. Herbert’s, 68% of Ms. Singh’s and 52% of Mr. Lawlor’s total target compensation was in the form of performance-based variable compensation designed to motivate them to deliver strong business performance and create shareholder value. These compensation elements were dependent upon the Company’s achievement of pre-established financial and other business goals recommended by the Committee as well as individual goals established by the Committee or consisted of stock option awards, which are inherently performance-based as they only deliver value if the stock price increases. All stock options awarded by the Committee are exercisable at the closing share price on the date of the grant. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could have been significantly reduced if the Company or management did not perform.

For fiscal year 2017, the targeted aggregate compensation of our current named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation
Stephen P. Herbert	34%	10%	55%	1%	100%
Priyanka Singh	19%	9%	60%	13%	100%
Michael Lawlor	45%	7%	45%	3%	100%
Maeve Duska	75%	25%	0%	0%	100%
George Harrum	83%	17%	0%	0%	100%
Leland P. Maxwell	39%	40%	21%	0%	100%

The long-term incentive compensation in the above table and in the table set forth below each reflect, in addition to the performance stock awards granted under the 2017 LTI Stock Plan to each of Mr. Herbert, Ms. Singh and Mr. Lawlor, awards to Mr. Herbert of incentive stock options to purchase up to 20,080 shares, to Ms. Singh of nonqualified stock options to purchase up to 75,000 shares, and to Mr. Maxwell of nonqualified stock options to purchase up to 20,000 shares.

For fiscal year 2017, the aggregate compensation actually paid or awarded to our named executive officers consisted of the following components, expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Other Perquisites & Other Benefits	Total Compensation
Stephen P. Herbert	36%	11%	52%	1%	100%
Priyanka Singh	19%	9%	58%	14%	100%
Michael Lawlor	47%	7%	43%	3%	100%
Maeve Duska	75%	25%	0%	0%	100%
George Harrum	83%	17%	0%	0%	100%
Leland P. Maxwell	39%	40%	21%	0%	100%

Peer Group Analysis

In August 2016, the Company obtained an updated analysis from our independent compensation consultant, which contained a new peer group, and updated the compensation analysis that had previously been performed. Our independent compensation consultant assembled a peer group of 15 companies that it deemed comparable to the Company on the basis of size, market capitalization, industry, or financial performance. The peer group consisted of:

☐ Agilysys, Inc.	☐ Exav Corporation	☐ PDF Solutions, Inc.
☐ Amber Road, Inc.	☐ Infrustrure, Inc.	☐ Radysis Corporation
☐ Callidus Software, Inc.	☐ Limelight Networks, Inc.	☐ SciQuest, inc.
☐ CVI Global, Inc.	☐ NAPCO Security Technologies, Inc.	☐ Upland Software, Inc.
☐ Exa Corporation	☐ Numerex Corp.	☐ Zix Corporation

When making compensation decisions, the Committee reviews the aggregate target compensation paid to an executive officer relative to the compensation paid to similarly situated executives, to the extent available, at our peer companies. For fiscal year 2017, the Committee recommended a compensation program for our executive officers consisting of target level compensation approximately equal to the 50th percentile for similarly situated officers at the peer group companies compiled by our independent compensation consultant.

Elements of Compensation

This section describes the various elements of our compensation program for our named executive officers during the 2017 fiscal year. The components of compensation reflected in our named executive officers’ compensation program are set forth in the following table:

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, peer group, and individual performance.

Annual Bonus	Variable compensation component payable in cash or stock based on performance as compared to annually-established company and/or individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Organizational and individual performance, with actual payouts based on the extent to which performance goals are satisfied.

Long Term Incentives	Variable compensation component payable in restricted stock or stock options.	Alignment of long-term interests of management and shareholders. Retention of executive talent.	Organizational and individual performance, with actual awards based on the extent to which performance is achieved.

Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic review of benefits provided generally to all employees.

Base Salary

Base salary is the fixed component of our named executive officers’ annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our executive officers’ base salaries on an annual basis.

The base salary of each of our executive officers reflects the individual’s level of responsibility and performance. In recommending base salaries of our executive officers to the Board of Directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of base salaries paid to executive officers of our peer group. The base salaries of each of Ms. Duska and Mr. Harrum were established by our Chief Executive Officer after discussions with each employee.

Effective August 31, 2016, we increased Mr. Herbert’s base salary by 25% to $450,000, and we increased Mr. Lawlor’s base salary by 6.4% to $250,000. Effective March 31, 2017, Mr. Maxwell’s annual base salary was decreased to $208,750 when he became our Senior Vice President of Finance. Mr. Maxwell’s employment with us terminated in November 2017.

Annual Bonus

Performance-based annual bonuses are based on each named executive officer’s achievement of performance goals. Annual bonuses are intended to provide officers with an opportunity to receive additional cash compensation based on their individual performance and Company results, including the achievement of pre-determined Company and/or individual performance goals. Performance-based bonuses are included in the compensation package because they incentivize our named executive officers, in any particular year, to pursue particular objectives that are consistent with the overall goals and strategic direction that the Board has set for the Company for that year.

The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.

Fiscal Year 2017 Short-Term Incentive Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the 2017 STI Plan covering our executive officers. Pursuant to the 2017 STI Plan, each executive officer would earn a cash bonus in the event that the Company achieved during the 2017 fiscal year certain annual financial goals (80% weighting) and certain annual specific performance goals relating to the executive officer which were established by the Compensation Committee (20% weighting). The annual financial goals are total revenues (28% weighting), cash generated from operations (28% weighting), and non-GAAP net income (24% weighting). Assuming the minimum threshold target goal would be exceeded for a particular metric, the amount of the cash bonus to be earned would be determined on a pro rata basis, provided that the bonus would not exceed the maximum distinguished award for that metric.

The individual performance goals established by the Compensation Committee for Mr. Herbert included clearly communicating the Company’s strategy, goals and objectives to the investment community, developing senior management leadership necessary to support the future growth of the Company, and leading the effort to identify strategic alternatives for the Company.

The Compensation Committee sets the cash bonus opportunity for each current executive officer as a percentage of his respective annual base salary as set forth in the following table:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance
Stephen P. Herbert	—	50%	75%
Michael Lawlor	—	30%	45%
Priyanka Singh	—	15%	23%

Below were the threshold, target and distinguished cash bonus award target opportunities for our current executive officers:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance
Stephen P. Herbert	$—	$225,000	$337,500
Michael Lawlor	$—	$75,000	$112,500
Priyanka Singh	$—	$41,250	$61,875

Mr. Herbert earned a cash bonus of $131,299, representing 29% of his base salary, Mr. Lawlor earned a cash bonus of $38,891, representing 16% of his base salary, and Ms. Singh earned a cash bonus of $33,334, representing 12% of her base salary, under the 2017 STI Plan. The Compensation Committee determined that Mr. Herbert had achieved 120% of his individual performance target goals, Mr. Lawlor had achieved 125% of his individual performance target goals, and Ms. Singh had achieved 150% of her individual performance target goals. Based on the actual performance of the Company during the 2017 fiscal year, the minimum threshold performance target was not met for non-GAAP net income and cash generated from operations, and revenues for the fiscal year were in excess of the target goal but less than the distinguished target goal. In determining the award under the 2017 STI Plan, the Compensation Committee further increased non-GAAP net income by certain unusual expenses incurred by the Company during the fiscal year related to SOX 404 compliance. Following the adjustment, non-GAAP net income exceeded the minimum threshold target but was less than the target goal under the plan.

Other Named Executive Officers’ Cash Bonus

For the fiscal year ended June 30, 2017, the cash bonuses earned by Mr. Maxwell, Mr. Harrum and Ms. Duska under the fiscal year 2017 management incentive plan were based upon the attainment of financial target goals by the Company relating to connections (25% weighting), revenues (15% weighting), non-GAAP net income (20% weighting), adjusted EBITDA (25% weighting), and cash generated from operations (15% weighting). Based on the actual performance of the Company during the 2017 fiscal year, the minimum threshold performance targets were not met for non-GAAP net income, adjusted EBITDA, and cash generated from operations, connections were in excess of the distinguished target goal, and revenues were in excess of the threshold but less than the target goal. Mr. Maxwell earned a cash bonus of $60,163 representing 29% of his base salary, Mr. Harrum earned a cash bonus of $40,939, representing 22% of his base salary, and Ms. Duska earned a cash bonus of $71,048 representing 35% of her base salary, under the fiscal year 2017 management incentive plan.

Long-Term Incentive Compensation

As described above, the Compensation Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our executive officers and shareholders.

Fiscal Year 2017 Long-Term Incentive Performance Share Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the 2017 LTI Stock Plan covering our executive officers. Under the 2017 LTI Stock Plan, each executive officer would be awarded shares of Common Stock in the event that certain metrics relating to the Company’s 2017 fiscal year would result in specified ranges of year-over-year percentage growth. The metrics are total number of connections as of June 30, 2017 as compared to total number of connections as of June 30, 2016 (50% weighting), and adjusted EBITDA earned during the 2017 fiscal year as compared to adjusted EBITDA earned during the 2016 fiscal year (50% weighting). The shares awarded under the 2017 LTI Stock Plan would vest as follows: one-third on the date of issuance; one-third on June 30, 2018; and one-third on June 30, 2019.

At the time of the establishment of the 2017 LTI Stock Plan, the Compensation Committee believed that the attainment of the target goals under the 2017 LTI Stock Plan would represent a significant achievement for management, and were designed to stretch the Company’s and management’s performance during the fiscal year.

The Compensation Committee established target long-term award levels for each current executive officer as a percentage of his respective annual base salary, as indicated in the table set forth below.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance
Stephen P. Herbert	—	150%	225%
Michael Lawlor	—	100%	150%
Priyanka Singh	—	38%	56%

The table set forth below lists the value of the shares that would have been awarded to the executive officers under the 2017 LTI Stock Plan if all of the minimum threshold performance goals had been achieved, if all of the target performance goals had been achieved, and if all of the distinguished performance goals had been achieved. Assuming the minimum threshold target goal was achieved for a particular metric, the number of shares to be awarded for that metric was required to be determined on a pro-rata basis, provided that the award could not exceed the maximum distinguished award for that metric.

Named Executive Officer	Threshold Performance	Target Performance	Target Performance
Stephen P. Herbert	$—	$675,000	$1,012,500
Michael Lawlor	$—	$250,000	$375,000
Priyanka Singh	$—	$103,125	$154,688

Based on the actual performance of the Company during the 2017 fiscal year, the minimum threshold performance target established under the 2017 LTI Stock Plan was not met for adjusted EBITDA. Connections for the fiscal year were in excess of the maximum distinguished target goal. In determining the award under the 2017 LTI Stock Plan, the Compensation Committee further increased Adjusted EBITDA by certain unusual expenses incurred by the Company during the fiscal year related to SOX 404 compliance. Following the adjustment, Adjusted EBITDA exceeded the minimum threshold target, but was less than the target goal under the plan. Consequently, the stock award to each executive officer under the 2017 LTI Stock Plan was as follows:

Names Executive Officer	Number of shares	Value of Shares as of June 30, 2017
Stephen P. Herbert	116,445	$605,515
Michael Lawlor	43,128	$224,265
Priyanka Singh	17,790	$92,509

The shares awarded to Mr. Herbert had a value equal to 135% of his annual base salary, the shares awarded to Mr. Lawlor had a value equal to 90% of his annual base salary, and the shares awarded to Ms. Singh had a value equal to 34% of her annual base salary.

Stock Option Awards

During September 2016, Mr. Herbert was awarded incentive stock options intended to qualify under Section 422 of the Code, to purchase up to 20,080 shares of the Company’s Common Stock at an exercise price of $4.98 per share. The options vested on August 31, 2017, and expire if not exercised prior to August 31, 2023.

During March 2017, Ms. Singh was awarded nonqualified stock options to purchase up to 75,000 shares of the Company’s Common Stock at an exercise price of $4.00 per share. The options vested on March 31, 2018, and expire if not exercised prior to March 31, 2024.

During March 2017, Mr. Maxwell was awarded incentive stock options intended to qualify under Section 422 of the Code to purchase up to 20,000 shares of the Company’s Common Stock at an exercise price of $4.05 per share. The options would have vested on March 31, 2018 and would have expired if not exercised prior to March 31, 2024. These options were forfeited due to the termination of Mr. Maxwell’s employment in November 2017.

Perquisites and Other Benefits

Our named executive officers were entitled to the health care coverage, group insurance and other employee benefits provided to all of our other employees.

Post-Termination Compensation

As set forth in his employment agreement, upon the termination of Mr. Herbert’s employment under certain circumstances, including termination by the Company without cause or by a notice of non-renewal of the employment agreement, or under certain circumstances following a change of control of the Company, the Company has agreed to pay Mr. Herbert a lump sum amount equal to two times his annual base salary, and all restricted stock awards or stock options would become vested as of the date of termination.

We believe that these provisions are an important component of Mr. Herbert’s employment arrangement, and will help to secure his continued employment and dedication, notwithstanding any concern that he might have at such time regarding his own continued employment, prior to or following a change of control.

The Committee notes that there would be no payments to our executive officers upon a change of control without a “double trigger.” Payments under our employment agreements require two events for vesting: both the change of control and a “good reason” for termination of employment.

Additional information regarding what would have been received by Mr. Herbert had termination occurred on June 30, 2017 is found under the heading “Potential Payments upon Termination or Change of Control” appearing on page 45 of this proxy statement.

Stock Ownership Policy

We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company shares aligns the interests of the executive officers with those of the shareholders. Our Stock Ownership Guidelines provide that the Chief Executive Officer should own shares with a value of at least three times his annual base salary, and the Chief Financial Officer and other executive officers should own shares with a value of at least one times his or her annual base salary. Each executive officer has five years to obtain such ownership from the commencement of serving as an executive officer. As of the date hereof, each executive officer is in compliance with the policy.

Our Stock Ownership Guidelines provide that each non-employee director should own shares of Common Stock with a value of at least five times his or her annual cash retainer. For this purpose, the annual retainer shall include the annual retainer for service on the Board as well as the annual retainer for serving on one (but not more than one) Committee of the Board. Each director has five years to obtain such ownership from commencement of service as a director. As of the date hereof, each of the directors is in compliance with the policy.

For purposes of these guidelines, “shares” include shares owned by the executive officer or director or by such person’s immediate family members residing in the same household, and include non-vested restricted stock awards held by the executive officer or non-employee director.

Effect of 2017 Say-On-Pay Vote

At the 2017 Annual Meeting of Shareholders, over 90% of the votes cast on the advisory vote on the compensation of our named executive officers were in favor of the Company’s executive compensation disclosed in the proxy statement. The Compensation Committee considered the vote to convey strong shareholder support for the Company’s executive compensation programs and the Compensation Committee’s decisions, and the advisory vote did not affect our compensation programs or the Compensation Committee’s decisions.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of Directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any named executive officer’s compensation package.

The stock and option awards to our named executive officers under our equity incentive plans provide that the officer is responsible for any withholding or payroll tax obligations incurred by the Company in connection with the award, and that the officer may satisfy any such obligations by, among other things, either the delivery to the Company of a cash payment equal to the obligations, or the assignment or transfer to the Company of shares having a value equal to the obligations, or such other method that shall be satisfactory to the Company.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2017, 2016, and 2015 to each of our named executive officers:

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Stephen P. Herbert	2017	$446,538	$131,299	$675,000	$39,758	$13,091	$1,305,686
Chief Executive Officer, President	2016	$358,194	$134,227	$360,000	$48,225	$10,600	$911,246
& Chairman of the Board	2015	$341,227	$101,732	$341,227	$261,055	$10,400	$1,055,641

Priyanka Singh (5)	2017	$70,865	$33,334	$103,125	$123,000	$50,000	$380,324
Chief Financial Officer

Michael Lawlor	2017	$249,231	$38,891	$250,000	$—	$13,706	$551,828
Chief Services Officer	2016	$203,246	$68,977	$88,125	$107,250	$9,990	$477,588
	2015	$179,800	$44,186	$—	$50,283	$7,830	$282,099

Leland P. Maxwell	2017	$59,654	$60,163	$—	$32,400	$—	$152,217
Former Interim Chief Financial Officer	2016	$92,000	$42,331	$—	$—	$—	$134,331

Maeve Duska	2017	$212,885	$71,048	$—	$—	$—	$283,933
Sr. VP of Sales and Marketing	2016	$181,738	$88,137	$—	$—	$—	$269,875
	2015	$179,800	$36,512	$50,000	$28,773	$—	$295,085

George Harrum	2017	$196,269	$40,939	$—	$—	$—	$237,208
Sr. VP of Operations	2016	$180,508	$50,786	$—	$—	$7,899	$239,193
	2015	$179,800	$17,674	$—	$28,555	$7,362	$233,391

(1)
Represents cash bonuses earned upon such person’s performance during the fiscal year or upon the attainment by the Company of certain target goals. For fiscal year 2017, represents: (i) awards under the 2017 STI Plan to each of Mr. Herbert, Mr. Lawlor, and Ms. Singh; and (ii) awards under the fiscal year 2017 management incentive plan (the “2017 MIP”) to each of Mr. Maxwell, Ms. Duska, and Mr. Harrum.

(2)
In accordance with FASB ASC Topic 718, the price of our Common Stock on the grant date equals the grant date fair value of these stock awards. For fiscal year 2017, represents: (i) 135,542 shares with a value of $675,000 that would have been earned by Mr. Herbert under the 2017 LTI Stock Plan if all of the target goals had been achieved; (ii) 50,201 shares with a value of $250,000 that would have been earned by Mr. Lawlor under the 2017 LTI Stock Plan if all of the target goals had been achieved; and (iii) 20,708 shares with a value of $103,125 that would have been earned by Ms. Singh under the 2017 LTI Stock Plan if all of the target goals had been achieved. Based on the actual financial results for the fiscal year, Mr. Herbert was awarded shares with a value of $605,515, Ms. Singh was awarded shares with a value of $92,509, and Mr. Lawlor was awarded shares with a value of $224,265. If all of the maximum target levels had been achieved under the 2017 LTI Stock Plan, Mr. Herbert would have earned shares with a value of $1,012,500, Mr. Lawlor would have earned shares with a value of $375,000, and Ms. Singh would have earned shares with a value of $154,688. The shares earned under the 2017 LTI Stock Plan vest as follows: one-third on the date of issuance; one-third on June 1, 2018; and one-third on June 1, 2019.

(3)
In accordance with FASB ASC Topic 718, the Black-Scholes value on the grant date equals the grant date fair value of these option awards. For fiscal year 2017, represents: (i) 20,080 incentive stock options awarded to Mr. Herbert on August 31, 2016, which vested on August 31, 2017; (ii) 75,000 non-qualified stock options awarded to Ms. Singh on March 10, 2017, which vested March 31, 2018; and (iii) 20,000 incentive stock options awarded to Mr. Maxwell on March 27, 2017, which would have vested on March 31, 2018. As Mr. Maxwell’s employment terminated in November 2017, these options did not vest.

(4)	During the 2017 fiscal year, represents a signing bonus awarded to Ms. Singh. During the 2017 fiscal year, represents matching 401(k) plan contributions for Messrs. Herbert, Harrum and Lawlor.

(5)	Ms. Singh joined the Company as Chief Financial Officer on March 31, 2017.

Grants of Plan-Based Awards Table

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)		Estimated Future Payouts Under Equity Incentive Plan Awards (4)		All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Units (#)	$/Sh	Awards ($)
Stephen P. Herbert		$225,000	$337,500	—	—	—	—	—
	8/31/2016	—	—	135,542	203,313	—	—	$675,000
	8/31/2016	—	—	—	—	20,080	$4.98	$39,758
Priyanka Singh		$41,250	$61,875	—	—	—	—	—
	8/31/2016	—	—	20,208	31,062	—	—	$103,125
	3/10/2017	—	—	—	—	75,000	$4.00	$123,000
Michael Lawlor		$75,000	$112,500	—	—	—	—	—
	8/31/2016	—	—	50,201	75,301	—	—	$250,000
Leland P. Maxwell		$117,500	$146,875	—	—	—	—	—
	3/27/2017	—	$—	—	—	20,000	$4.05	$32,400
Maeve Duska		$164,000	$205,000	—	—	—	—	—
George Harrum		$94,500	$118,125	—	—	—	—	—

(1)
Represents target and maximum awards for Mr. Herbert, Ms. Singh, and Mr. Lawlor under the 2017 STI Plan. Mr. Herbert was awarded $131,299, Ms. Singh was awarded $33,334, and Mr. Lawlor was awarded $38,891 under the 2017 STI Plan. Represents target and maximum awards for Mr. Maxwell, Ms. Duska, and Mr. Harrum under the 2017 MIP. Mr. Maxwell was awarded $60,163, Ms. Duska was awarded $71,048, and Mr. Harrum was awarded $40,939 under the 2017 MIP.

(2)
Represents number of shares under the target and maximum awards for Mr. Herbert, Ms. Singh, and Mr. Lawlor under the 2017 LTI Stock Plan. The number of shares in the table above represents the total dollar value of the award divided by the grant date value of the shares. Based upon the financial results for the 2017 fiscal year, Mr. Herbert was awarded 116,445 shares under the plan, Ms. Singh was awarded 17,790 shares under the plan, and Mr. Lawlor was awarded 43,128 shares under the plan. The shares awarded to each of Mr. Herbert, Ms. Singh, and Mr. Lawlor under the plan vest as follows: one-third on the date of issuance; one-third on June 1, 2018; and one-third on June 1, 2019.

(3)
Represents awards granted to Messrs. Herbert and Maxwell and Ms. Singh as follows: Mr. Herbert – 20,080 incentive stock options; Ms. Singh - 75,000 non-qualified stock options, and Mr. Maxwell- 20,000 incentive stock options. The incentive stock options awarded to Mr. Herbert vest on August 31, 2017. The nonqualified stock options awarded to Ms. Singh and the incentive stock options awarded to Mr. Maxwell vest on March 31, 2018. As Mr. Maxwell’s employment terminated in November 2017, the options awarded to him did not vest.

(4)	Represents the grant date fair value of the target award under the 2017 LTI Stock Plan or the option award, as the case may be, as determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options and unvested equity awards granted to the named executive officers as of the fiscal year ended June 30, 2017:

	Option Awards				Stock Awards
Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen P. Herbert	155,555	50,000	$1.80	9/1/2021	21,077	(2)	$109,600
	29,585	—	3.38	8/1/2022	—		—
	—	20,080	$4.98	8/31/2023	—		—
Priyanka Singh	—	75,000	$4.00	3/31/2024	—		—
Michael Lawlor	16,667	8,333	$2.75	4/8/2022	5,159	(2)	$26,827
	25,000	50,000	$2.94	1/12/2023	—		—
Leland P. Maxwell	—	20,000	$4.05	3/31/2024	—		—
Maeve Duska	16,667	8,333	$1.62	1/2/2022	—		—
George Harrum	16,667	8,333	$1.68	1/2/2022	—		—

(1)
Options vested or vest as follows: Mr. Herbert – 50,000 of the $1.80 stock options on September 1, 2017, and 20,080 of the $4.98 stock options on August 31, 2017; Ms. Singh - 75,000 on March 31, 2018; Mr. Lawlor – 25,000 on January 12, 2018, 8,333 on April 8, 2018, and 25,000 on January 12, 2019; Mr. Maxwell - 20,000 on March 31, 2018; Ms. Duska – 8,333 on January 2, 2018; and Mr. Harrum – 8,333 on January 2, 2018. As Mr. Maxwell’s employment terminated in November 2017, the options awarded to him did not vest.

(2)	Reflects shares awarded under the 2016 LTI Stock Plan. Shares vest on June 30, 2018. The closing market price on June 30, 2017, or $5.20 per share, was used in the calculation of market value.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of Common Stock acquired upon vesting by our named executive officers during the fiscal year ended June 30, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen P. Herbert	—	$—	56,381	$293,181
Priyanka Singh	—	$—	—	$—
Michael Lawlor	—	$—	10,320	$53,664
Leland P. Maxwell	—	$—	—	$—
Maeve Duska	—	$—	—	$—
George Harrum	—	$—	—	$—

Executive Employment Agreements

Additional information regarding each named executive officer’s employment agreement with the Company is set forth below.

Stephen P. Herbert

Mr. Herbert’s employment agreement provides that he has been appointed Chairman and is employed as the Chief Executive Officer. The agreement provided for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one-year periods unless terminated by either Mr. Herbert or the Company upon at least 90 days’ notice prior to the end of the initial term or any one-year extension thereof.

Priyanka Singh

Ms. Singh’s employment agreement provides that she is employed as Chief Financial Officer effective March 31, 2017. Ms. Singh’s employment agreement with the Company provides for an initial term through March 31, 2018, and will automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 90 days prior to the end of the original term or any one-year renewal period.

During the 2017 fiscal year of the Company, any awards under the 2017 STI Plan and under the 2017 LTI Stock Plan would be pro-rated from January 1, 2017 through June 30, 2017.

Ms. Singh is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Michael Lawlor

Mr. Lawlor’s employment agreement provides that he is employed as Chief Services Officer effective March 8, 2016, and as Senior Vice President of Sales and Business Development prior thereto. Mr. Lawlor’s employment agreement with the Company provides for an initial term through June 30, 2017, and will automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of the original term or any one-year renewal period.

Mr. Lawlor is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Maeve Duska

Ms. Duska is employed as Senior Vice President of Sales and Marketing. Ms. Duska is covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

George Harrum

Mr. Harrum’s employment agreement provides that he is employed as Senior Vice President of Operations. Mr. Harrum’s employment agreement with the Company provides for a term through June 30, 2017, and will automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of the original term or any one-year renewal period. The employment agreement provides that Mr. Harrum is eligible to earn an annual discretionary bonus under the management incentive plan in the maximum amount of 50% of his annual base salary based upon the Company’s and/or his performance. Mr. Harrum is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Leland P. Maxwell

Pursuant to a letter agreement between the Company and Mr. Maxwell dated January 27, 2016, and an extension effective as of October 1, 2016, Mr. Maxwell served as the Company’s interim Chief Financial Officer from January 28, 2016 through March 31, 2017. As interim Chief Financial Officer, he was eligible to participate in the management incentive plan, and to receive a cash bonus equal to 50% of the compensation received by him from the Company during the fiscal year if the Company achieved certain annual financial goals during and for the entire 2017 fiscal year. Effective March 31, 2017, Mr. Maxwell became the Senior Vice President of Finance pursuant to which he received a base salary of $235,000 and was entitled to participate in the management incentive plan. In November 2017, Mr. Maxwell’s employment with the Company terminated.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreement of Mr. Herbert includes provisions for the Company to make a payment and certain benefits to him upon termination of employment under certain conditions or if a successor to the Company’s business or assets does not agree to assume and perform his employment agreement as a condition to the consummation of a USA Transaction (as defined below).

Mr. Herbert’s employment agreement provides that if Mr. Herbert would terminate his employment with the Company for good reason, or if the Company would terminate his employment without cause, or if the Company would provide Mr. Herbert with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term “good reason,” as defined in the agreement, includes: (i) a material breach of the terms of the agreement by the Company; (ii) the assignment by the Company to Mr. Herbert of duties in any way materially inconsistent with his authorities, duties, or responsibilities, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as the Chief Executive Officer of the Company; (iii) a reduction by the Company of Mr. Herbert’s annual base salary; or (iv) a material reduction by the Company in the kind or level of employee benefits to which Mr. Herbert is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. Herbert receiving any payments or benefits upon the termination of his employment for good reason, Mr. Herbert shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The agreement also provides that, as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. Herbert’s employment agreement. If any such successor would not do so, Mr. Herbert’s employment would terminate on the date of consummation of the USA Transaction, and the Company would pay to Mr. Herbert a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term “USA Transaction” means: (i) the acquisition of fifty-one percent or more of the then-outstanding voting securities entitled to vote generally in the election of directors of the Company by any person, entity or group; or (ii) the approval by the shareholders of the Company of a liquidation or dissolution, or certain reorganizations, mergers, or consolidations of the Company, or certain sales, transfers, leases or other dispositions of all or substantially all of the assets of the Company; or (iii) a change in the composition of the Board of Directors of the Company over a period of twelve months or less such that the continuing directors fail to constitute a majority of the Board.

If Mr. Herbert’s employment had been terminated as of June 30, 2017 (when the closing price per share was $5.20) (i) by him for good reason, (ii) by the Company without cause, or (iii) if a successor to the Company’s business or assets had not agreed to assume and perform his employment agreement as a condition to the consummation of a USA Transaction, then Mr. Herbert would have been entitled to receive: (a) an aggregate cash payment of twice his annual base salary or $900,000; (b) an aggregate of 42,155 shares granted to him under the 2016 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $219,204; (c) options exercisable for 50,000 shares at $1.80 per share would automatically become vested as of the date of termination with a value of $170,000; (d) options exercisable for 20,080 shares at $4.98 per share would automatically become vested as of the date of termination with a value of $4,418; (e) an aggregate of 116,445 shares of Common Stock awarded to him under the 2017 LTI Stock Plan valued at $605,514; and (f) an aggregate cash payment of $131,299 under the 2017 STI Plan.

If Mr. Lawlor’s employment had been terminated as of June 30, 2017 (when the closing price per share was $5.20) by the Company without cause, then Mr. Lawlor would have been entitled to receive: (i) his annual base salary of $250,000 over the following twelve months; (ii) an aggregate of 10,319 shares granted to him under the 2016 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $53,661; (iii) an aggregate of 43,128 shares of Common Stock awarded to him under the 2017 LTI Plan valued at $224,266; and (iv) an aggregate cash payment of $38,891 under the 2017 STI Plan.

If Ms. Singh’s employment had been terminated as of June 30, 2017 (when the closing price per share was $5.20) by the Company without cause, then Ms. Singh would have been entitled to receive: (i) the unpaid balance of her annual base salary or $229,167 over the following ten months; (ii) the unpaid balance of her signing bonus or $40,000 over the following four months; (iii) an aggregate of 17,790 shares of Common Stock awarded to her under the 2017 LTI Plan valued at $92,508; and (iv) an aggregate cash payment of $33,334 under the 2017 STI Plan.

If Mr. Maxwell’s employment had been terminated as of June 30, 2017 by the Company without cause, then Mr. Maxwell would have been entitled to receive a cash payment of $60,163 under the 2017 MIP.

If Ms. Duska’s employment had been terminated as of June 30, 2017 by the Company without cause, then Ms. Duska would have been entitled to receive a cash payment of $71,048 under the 2017 MIP.

If Mr. Harrum’s employment had been terminated as of June 30, 2017 by the Company without cause, then Mr. Harrum would have been entitled to receive: (i) a cash payment of $40,939 under the 2017 MIP; and (ii) his annual base salary of $189,000 over the following twelve months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2017, Albin F. Moschner, Steven D. Barnhart, and William J. Reilly, Jr. served as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was, during fiscal year 2017, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission.

During the last fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Albin F. Moschner
William J. Reilly, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and each beneficial owner of more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission an initial report on Form 3 of the person’s beneficial ownership of our equity securities and subsequent reports on Form 4 regarding changes in ownership. On the basis of reports of our directors and executive officers, and except as provided in the next paragraph, we believe that each person subject to the filing requirements with respect to us satisfied all required filing requirements during the 2017 fiscal year.

William J. Schoch filed one late Form 4 during the 2017 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is that all related party transactions which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee.

COST OF SOLICITING PROXIES

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2019 Annual Meeting of Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than December 3, 2018, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2019 Annual Meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

Our bylaws provide that, in order to be properly brought before the 2019 Annual Meeting, a shareholder’s notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to Rule 14a-8 promulgated under the Exchange Act), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2018 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 promulgated under the Exchange Act) must be received no earlier than January 26, 2019, and no later than the close of business on February 25, 2019, unless our annual meeting date occurs more than 30 days before or 60 days after April 26, 2019. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2019 Annual Meeting; or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2019 Annual Meeting.

Notices of intention to present proposals at the 2019 Annual Meeting must be addressed to: Office of the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania, 19355. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Company may satisfy the rules promulgated by the Securities and Exchange Commission regarding delivery of proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact us at 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355, or via phone at (610)989-0340. If your shares are held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 has been mailed with this proxy statement. In addition, we will provide, without charge to any shareholder, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as filed with the Securities and Exchange Commission, including the financial statements and exhibits to the Form 10-K. Requests for copies of the Form 10-K should be directed to Investor Relations Department, USA Technologies, Inc., 100 Deerfield Lane, Suite 300, Malvern, Pennsylvania 19355.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.usatech.com.

By Order of the Board of Directors,

April 2, 2018	/s/Stephen P. Herbert
STEPHEN P. HERBERT
Chairman and Chief Executive Officer

APPENDIX “A”

USA TECHNOLOGIES, INC.
2018 EQUITY INCENTIVE PLAN

1. Purpose and Eligibility

The purpose of this 2018 Equity Incentive Plan (the “Plan”) of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), is to is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging employees, directors, consultants and advisors to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, directors, consultants or advisors with exceptional qualifications, and (c) linking employees, directors, consultants and advisors directly to shareholder interests through increased equity ownership. The Plan seeks to achieve this purpose by providing stock options and stock issuances in the Company (each, an “Award”) to employees, officers, directors, consultants and advisors of the Company. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14.

All prior equity plans of the Company and any outstanding awards issued thereunder shall remain in full force and effect and shall not be affected by this Plan, including the 2013 Equity Incentive Plan, the 2014 Stock Option Incentive Plan and the 2015 Equity Incentive Plan.

2. Administration

(a) Administration of Plan. Except as otherwise determined by the Board of Directors of the Company (the “Board”), the Plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. The Committee  shall have authority, subject to the express limitations of the Plan: (i) to construe and determine the Plan and any documentation (including electronic) relating to the Plan or Awards thereunder; (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards; (iii) to determine the terms and provisions of Awards, which need not be identical; and (iv) to make all other determinations in the judgment of the Committee necessary or desirable for the administration and interpretation of the Plan.

Notwithstanding anything in the Plan to the contrary, Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (i) the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability; and (ii) up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate.

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in the Plan, waive or amend the operation of Plan provisions respecting exercise or vesting of any Awards after termination of Service to the Company and, except as otherwise provided herein, adjust any of the terms of any Award.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem expedient to carry the Plan or any Award into effect, and it shall be the sole and final judge of such expediency.

All decisions by the Committee shall be final, binding and conclusive on all interested persons.

(b) If Awards are to be made under the Plan to an employee who is an executive officer of the Company (i.e., an officer who is required to file reports under Section 16 of the Exchange Act) or to a director, any such award shall also be approved by the Board upon recommendation by the Committee.

(c) Delegation. Subject to any and all other authority of the Committee or the Board under the Plan, the Chairman and Chief Executive Officer of the Company may designate employees (other than executive officers who are required to file reports under Section 16 of the Exchange Act) to receive Awards and the number of Awards to be received by such persons; provided, however, that the Committee and the Chairman and Chief Executive Officer shall on an annual basis agree upon and specify the total number of Awards that may be so designated.

3. Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to the Plan is 1,500,000 (all of which may be issued in connection with Incentive Stock Options). To the extent that the Company grants a stock option, stock award, or restricted share, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such Award.

Upon a cancellation, termination, forfeiture, expiration before exercise, or lapse for any reason of any Award (or portion thereof), including by reason of failure to meet time-based vesting requirements or to achieve performance goals, then the number of shares of Common Stock underlying any such Award, which were not issued, or which were issued and forfeited, terminated or cancelled, as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, shares of Common Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are: (i) shares that were subject to a stock option and were not issued or delivered upon the net settlement or net exercise of such stock option; (ii) shares delivered to or withheld by the Company to satisfy the purchase price or tax withholding obligations relating to an outstanding Award; or (iii) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock option. The shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Adjustment to Common Stock. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)    The number of shares of Common Stock subject to Awards available for future awards under Section 3(a);

(ii)   The number of shares of Common Stock covered by each outstanding Award; and

(iii)  The exercise price under each outstanding stock option.

Except as provided in this Section 3(b), a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(c)   Except as provided in Section 3(b), a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Award, including a stock option. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

4. Stock Options

(a) General. Subject to the provisions of the Plan, the Committee  may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions, forfeiture provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws. Each Option will be evidenced by a Stock Option Agreement, consisting of a Notice of Stock Option Award and a Stock Option Award Agreement or such other form of documentation (which may be electronic) as may be approved by the Committee (collectively, a “Stock Option Agreement”).

(b) Incentive Stock Options. An Option that the Committee intends to be an incentive stock option (an “Incentive Stock Option”) as defined in Section 422 of the Code, as amended, or any successor statute (“Section 422”), shall be granted only to an employee of the Company and shall be subject to, and construed consistently with, the requirements of Section 422 and regulations thereunder. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option” or “Nonqualified Stock Option.”

(c) Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined below) (determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Nonqualified Stock Options. For the purpose of this limitation, unless otherwise required by the Code or regulations of the Internal Revenue Service or determined by the Committee, Options shall be taken into account in the order granted, and the Committee may designate that portion of any Incentive Stock Option that shall be treated as a Nonqualified Stock Option in the event that the provisions of this paragraph apply to a portion of any Option. The designation described in the preceding sentence may be made at such time as the Committee considers appropriate, including after the issuance of the Option or at the time of its exercise.

(d) Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement, provided, however, that in no event may the per-share exercise price of an Option be less than 100% of the Fair Market Value of the Common Stock on the date such Option is granted.

(e) Duration of Options. Subject to the provisions of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Stock Option Agreement; provided, however, that the term of any Option may not be more than seven years from the date of grant.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment, as permitted by the Committee in its sole and absolute discretion:

i. by check payable to the order of the Company;

ii. only if the Common Stock is then publicly traded, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

iii. to the extent permitted in the applicable Stock Option Agreement, by delivery of unrestricted shares of Common Stock owned by the Participant (including shares otherwise deliverable upon exercise of the applicable Option); or

iv. by payment of such other lawful consideration as the Committee may determine.

Except as otherwise expressly set forth in a Stock Option Agreement, the Committee shall have no obligation to accept consideration other than cash. The fair market value of any shares of the Company’s Common Stock or other non-cash consideration which may be delivered upon exercise of an Option shall be determined in such manner as may be prescribed by the Committee.

(g) Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Common Stock is publicly traded under the Exchange Act, “Fair Market Value” shall mean: (i) if the Common Stock is listed on any established stock exchange, its fair market value shall be the closing price for such stock on such exchange; or (ii) if the Common Stock is traded in the over-the-counter securities market, then the average of the high bid and low bid quotations for the Common Stock as published in The Wall Street Journal. In the absence of an established market for the Common Stock, the fair market value thereof shall be determined in good faith by the Committee after taking into consideration all factors that it deems appropriate.

5. Restricted Stock

(a) Grants. Subject to the provisions of the Plan, the Committee may (i) grant Awards to a Participant of restricted shares of Common Stock and shall determine the price, if any, to be paid by the Participant for each restricted share of Common Stock, and (ii)  provide for the right of the Company to repurchase  all or part of such shares at the issue price or other stated or formula price from the Participant, or for the forfeiture of all or any part of such shares by the Participant,  in the event that the conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant. Participants in whose name Restricted Stock Awards are granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Notwithstanding the foregoing, dividends credited or payable in connection with Restricted Stock Awards that are not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Awards, and shall not be paid until the underlying Restricted Stock Awards vest.

6. Other Stock Awards

Subject to the terms of the Plan, the Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, performance goals, or shares of Common Stock not subject to any restrictions.

7. Performance Awards

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. “Performance Award” means a stock-based Award subject to the attainment of performance goals over a performance period.

(b) Performance Goals Generally. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(c) Business Criteria. The Committee may establish performance goals that are measured either individually, alternatively or in any combination, applied to either the Company as a whole or to a specified subsidiary or business unit, and measured over a performance period, on an absolute basis or relative to a pre-established target to a previous year’s result or to a designated comparison group, either based on United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee in the Award. The business criteria that the Committee may use in establishing performance goals for such an Award include, among others: net new connections to the Company’s service; adjusted EBITDA; operating cash flow; earnings per share; operating income; adjusted operating income; non-GAAP net income; operating margin; return on equity; return on assets; revenues; or total shareholder return. For the avoidance of doubt, the performance goals associated with the business criteria can be measured on an absolute basis or relative to a group of companies, entities, or other forms of external benchmarks. A “performance period” shall be a calendar year, fiscal year of the Company or other longer or shorter period designated by the Committee.

(d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in Common Stock or other Awards, in the discretion of the Committee. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

8. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant.

Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Options (other than Incentive Stock Options) granted to a Participant to be on terms which permit transfer by such Participant to:

(i)     the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)    a trust or trusts for the exclusive benefit of such Immediate Family Members; or

(iii)   a partnership in which such Immediate Family Members are the only partners;

provided that:

(A) there may be no consideration for any such transfer;

(B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and

(C) subsequent transfers of transferred Options shall be prohibited.

Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of any Option relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to the original Participant, and the Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Award Agreement.

Except to the extent specified otherwise in the agreement that the Committee provides for the original Participant and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned upon the original Participant’s continued employment or service shall continue to be determined with reference to the original Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 8(a), and the responsibility to pay any taxes in connection with an Award shall remain with the  original Participant notwithstanding any transfer other than by will or intestate succession.

(b) Documentation. Each Award under the Plan shall be evidenced by a written instrument (which may be electronic) in such form as the Committee shall determine or as executed by an officer of the Company pursuant to authority delegated by the Committee, and which may, but need not, be executed or acknowledged by a Participant. An Award may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law.

(c) Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

(d) Additional Award Provisions. The Committee may, in its sole discretion, include additional provisions in any Stock Option Agreement, Restricted Stock Award or other Award granted under the Plan, including without limitation restrictions on transfer, repurchase rights, transfer of other property to Participants upon exercise of Awards, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan or applicable law; provided, however, that a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the issuance of such shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), and no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such shares are issued.

(e) Termination of Status. The Committee shall determine the effect on an Award of the disability (as defined in Code Section 22(e)(3)), death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator or guardian, may exercise rights under the Award, subject to applicable law and the provisions of the Code related to Incentive Stock Options.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until: (i) all conditions of the Award have been met or removed to the satisfaction of the Company; (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules, or regulations.

(g) Agreement to Repayments of Incentive Compensation When Repayments Are Required Under Federal Law. This provision applies to any policy adopted by The NASDAQ Stock Market LLC (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Exchange Act. To the extent that any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, in consideration of the receipt of an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

(h) Company Recoupment Policy. Subject to the terms and conditions of the Plan, to the extent applicable, Awards under the Plan shall be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

9. Change of Control of the Company.

(a) Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control pursuant to which the outstanding Awards are not replaced with a Replacement Award, the following shall occur upon a Change of Control with respect to any such Awards outstanding as of such Change of Control:

(i)    any and all stock options granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 9(b) hereof;

(ii)   any restrictions imposed on restricted shares shall lapse and shall become fully vested;

(iii)  unless otherwise specified in a Participant’s Award Agreement at time of grant, the payout opportunities attainable under all outstanding Awards subject to performance-based vesting conditions shall be earned based upon actual performance through the effective date of the Change of Control and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and

(iv)  the Board (as constituted prior to such Change of Control) may, in its discretion, require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive: (i) a cash payment in an amount equal to (a) in the case of a stock option, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price per share of Common Stock subject to such Award, (b) in the case of restricted shares, the number of shares of Common Stock then subject to the portion of such Award surrendered to the extent the performance criteria (if any) applicable to such Award are satisfied pursuant to Section 9(a)(iii) multiplied by the highest per-share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place; (ii) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

(b) Except as otherwise provided for in Section 9(a), notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of the termination of a Participant’s employment by the Company without Cause (as defined in the Award Agreement) or, to the extent permitted in the Award Agreement, the termination of a Participant’s employment by the Participant for a constructive termination or Good Reason (as defined in the Award Agreement), in each case, within the 18-month period following the occurrence of a Change of Control, then the following shall occur with respect to any and all Awards held by the Participant as of such termination of employment:

(i)    any and all stock options shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 9(b) hereof;

(ii)   any restrictions imposed on restricted shares shall lapse and shall become fully vested; and

(iii)  unless otherwise specified in a Participant’s Award Agreement at the time of grant, with respect to Awards subject to performance-based vesting conditions, (y) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested Awards shall be prorated based on the greater of (1) actual performance through the date of termination of employment and (2) target performance, with the Award prorated based on the number of full months during which the employee participated in the performance period, and the vesting of all such Awards shall be accelerated as of the effective date of such termination of employment, and (z) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested Awards shall be earned at the greater of (1) actual performance through the date of the termination of employment and (2) target performance.

(c) Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any provision of the Plan or an applicable Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder, or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any future service and/or performance requirements.

10. Withholding

The Company shall have the right to deduct from payments of any kind otherwise due to the optionee or recipient of an Award any federal, state, or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of Options under the Plan or the purchase, vesting or issuance of shares subject to the Award. The optionee or recipient of an Award may elect to satisfy such obligation, in whole or in part: (i) by causing the Company to withhold unrestricted shares of Common Stock otherwise issuable pursuant to the exercise of an Option or the purchase of shares subject to an Award; or (ii) by delivering to the Company unrestricted shares of Common Stock already owned by the Participant. The shares so delivered or withheld shall have a fair market value as shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined (up to the minimum required withholding rate for the Participant, or such other rate that will not cause an adverse accounting consequence or cost). An optionee or recipient of an Award who has made an election pursuant to this Section 10 may only satisfy his or her withholding obligation with unrestricted shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

11. No Exercise of Option if Engagement or Employment Terminated for Cause

If the employment or engagement of any Participant is terminated “for Cause,” the Award may terminate, upon a determination of the Board, on the date of such termination and the Option shall thereupon not be exercisable to any extent whatsoever, and the Company shall have the right to repurchase any shares of Common Stock subject to a Restricted Stock Award whether or not such shares have vested or all of such Restricted Stock Awards that shall not have vested shall be forfeited by the Participant. For purposes of this Section 10, “for Cause” shall be defined as follows: (i) if the Participant has executed an employment agreement, the definition of “cause” contained therein, if any, shall govern; or (ii) if the Participant has not executed an employment agreement in which the definition of “cause” is provided, conduct, as determined by the Board, involving one or more of the following: (a) gross misconduct or inadequate performance by the Participant which is injurious to the Company; (b) the commission of an act of embezzlement, fraud or theft that results in economic loss, damage or injury to the Company; (c) the unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier, or other third party who has a business relationship with the Company) or the violation of any noncompetition or non-solicitation covenant or assignment of inventions obligation with the Company; (d) the commission of an act that constitutes unfair competition with the Company or that induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company (to the extent such restriction is enforceable under applicable state law); (e) the indictment or conviction of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or that shall adversely affect the Participant’s ability to perform such obligations; (f) the commission of an act of fraud or breach of fiduciary duty that results in loss, damage or injury to the Company; or (g) the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause. The Board may in its discretion waive or modify the provisions of this Section 11 at a meeting of the Board with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this Section 11.

12. Amendment and Termination.

(a) Amendments to the Plan. The Committee  may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, or (iii) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares are traded or quoted, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(b) hereof) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing or Cancellation for Cash. Notwithstanding anything in this Plan to the contrary and subject to Section 3(b), without the approval of the shareholders of the Company, neither the Board nor the Committee will amend any previously granted Award to: (i) reduce the exercise price of an outstanding stock option; (ii) cancel an outstanding stock option in exchange for another stock option with a lower exercise price; or (iii) cancel any previously granted stock option in exchange for cash or another Award if the exercise price of such stock option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation.

Section 13. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that the Plan and any Awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the United States Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under the Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the earlier of (a) the first business day of the seventh month following the Participant’s separation from service, or (b) the date of the Participant’s death.

 (d) Notwithstanding anything to the contrary in the Plan or any Award Agreement, to the extent that the Plan and/or Awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as the Committee determines are necessary or appropriate to: (i) exempt the Plan and/or any Award from the application of Section 409A of the Code; (ii) preserve the intended tax treatment of any such Award; or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant. In any case, notwithstanding anything in this Plan to the contrary, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and Awards granted hereunder (including, but not limited to, any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

14. Miscellaneous

(a) Definitions.

i. A “Change of Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(i)    the acquisition by any person, entity or group required to file (or which  would be required to file if the Company had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Exchange Act or any acquisition by any person entitled to file (or which would be entitled to file if the Company had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  the Company’s then-outstanding voting securities entitled to vote generally in the election of  directors (the “Outstanding Shares”); or

(ii)   a change in the composition of the Board of the Company over a period of twenty-four (24) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company). The term “Continuing Director,” at any date, means a member of the Board: (i) who was a member of the Board on the Effective Date of this Plan; or (ii) who was nominated or elected subsequent to the Effective Date of this Plan by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election, or whose election to the Board was recommended or endorsed by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person, entity or group other than the Board of the Company; or

(iii)  (x) the consummation of a merger, reorganization, or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction; (y) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company; or (z) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (hereinafter collectively, a “Business Combination”).

Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of the Company referred to in subsection (iii)(y) above, a Business Combination described in subsection  (iii)  above shall not constitute  a Change of Control if, following such Business Combination:  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns  the Company  or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); and  (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares  of the entity resulting from such Business Combination  except to the extent that such ownership existed prior to the Business Combination.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award that provides for the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subparagraph (i), (ii), or (iii) above, with respect to such Award, shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

ii. “Company,” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations or other entities of USA Technologies, Inc., as defined in Section 424(f) of the Code.

iii. “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, and any regulations promulgated thereunder.

iv. “Employee,” for purposes of eligibility under the Plan, shall include a person to whom an offer of employment has been extended by the Company.

v. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

vi. “Replacement Award” means an Award granted in place of outstanding Awards in connection with a Change of Control if: (i) it is of the same type as the replaced Award; (ii) it has a value intended to preserve the value of the replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for Replacement Awards are satisfied shall be made by the Board, as constituted immediately before the Change of Control, in its sole discretion, taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

vii. “Service” means service to the Company or any subsidiary thereof as an employee, director, consultant or advisor.

(b) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit and Awards granted under this Plan will not constitute an element of damages in the event of termination of an employment relationship even if the termination is in violation of an obligation of the Company to the Participant.

(c) Compliance with Law. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including, without limitation, any federal or state securities laws or regulations. If, at any time, the Company shall determine, in its discretion, that the listing, registration or qualification of any share subject to an Award on any security exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Common Stock may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Any determination in this connection by the Board shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Common Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes that an Option shall not be exercised until the shares of Common Stock covered by such Option are registered or exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or availability of such an exemption.

(d) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed in connection with an Award until such Participant or Designated Beneficiary, or his, her or its respective nominee, guardian, or legal representative shall become the record holder thereof.

(e) Effective Date and Term of Plan. The “Effective Date” of this Plan shall be April 26, 2018, the date of the approval of the Plan by the shareholders of the Company. No Awards shall be granted under the Plan after the completion of ten years from the Effective Date (including Incentive Stock Options).

(f) Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

ANNUAL MEETING OF SHAREHOLDERS OF
USA TECHNOLOGIES, INC.
April 26, 2018
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on Form 10-K are available at -http://www.astproxyportal.com/ast/14591

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:		NOMINEES:		2.	Ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2018.
	☐	FOR ALL NOMINEES	¡	Steven D. Barnhart
			¡	Joel Brooks		☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	WITHHOLD AUTHORITY	¡ ¡	Stephen P. Herbert Robert L. Metzger
			¡	Albin F. Moschner	3.	Approval of the 2018 Equity Incentive Plan.
	☐	FOR ALL EXCEPT	¡	William J. Reilly, Jr.
		(see instructions below)	¡	William J. Schoch		☐	FOR	☐	AGAINST	☐	ABSTAIN

					4.	Advisory vote on named executive officer compensation.

						☐	FOR	☐	AGAINST	☐	ABSTAIN

		INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.

Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

USA TECHNOLOGIES, INC.

2018 ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen P. Herbert and Douglas M. Lurio, or either of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on February 28, 2018, at the Annual Meeting of Shareholders to be held on April 26, 2018, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)